SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                              WEINER'S STORES, INC.
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             (Exact Name of Registrant as Specified in its Charter)


               DELAWARE                             76-0355003
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  (State or Other Jurisdiction of                (I.R.S. Employer
  Incorporation or Organization)                Identification no.)



     6005 WESTVIEW DRIVE, HOUSTON, TEXAS                  77055
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  (Address of Principal Executive Offices)             (Zip Code)



Registrant's Telephone Number, Including Area Code    (713) 688-1331
                                                  --------------------------


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

    Title of Each Class                     Name of Each Exchange on Which
    to be so Registered                     Each Class is to be Registered
    -------------------                     ------------------------------

        NONE
________________________________            _____________________________

________________________________            _____________________________


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                                (Title of class)

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS REGISTRATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WEINER'S STORES, INC. THIS REGISTRATION STATEMENT IS FOR INFORMATIONAL PURPOSES AND DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE COMMON STOCK OF WEINER'S STORES, INC. OR ANY OTHER SECURITIES. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REGISTRATION STATEMENT.

         Weiner's Stores, Inc. intends to furnish its stockholders with annual audited financial statements and the related independent auditors' report and with quarterly unaudited summary financial information for the first three quarters of each fiscal year.

                                TABLE OF CONTENTS
                                                                           Page

Item 1.       Business........................................................ 4
              General......................................................... 4
              Retailing Strategy.............................................. 4
              No Prior Market for the Common Stock............................ 5
              Absence of Public Market........................................ 5
              Limited Post-Chapter 11 Case Operating History.................. 5
              Significant Stockholder......................................... 5
              Registration Rights Agreement................................... 6
              Seasonality..................................................... 6
              Secured Debt; Ability to Refinance.............................. 6
              Capital Expenditure Needs....................................... 6
              Competition..................................................... 7
              Certain Tax Matters............................................. 7
              Dividend Matters................................................ 7
              Preferred Stock................................................. 7
              "Fresh Start" Reporting......................................... 8
              Merchandising................................................... 8
              Store Presentation.............................................. 9
              Advertising and Promotion.......................................10
              Management Information Systems..................................10
              Method of Payment...............................................10
              Managers and Other Employees....................................11
              Trademarks and Service Marks....................................11
              Other Information...............................................11

Item 2.       Financial Information...........................................11
              Selected Historical and Interim Financial Data..................11
              Management's Discussion and Analysis of Financial Condition and
              Results of Operations...........................................13
                   Forward-Looking Statements.................................13
                   General....................................................13
                   "Fresh Start" Reporting Presentation and Recent Accounting
                      Pronouncements..........................................14
                   Results of Operations......................................15
                   Liquidity and Capital Resources............................19
                   Impact of Inflation........................................23

Item 3.       Properties......................................................23

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Item 4.       Security Ownership of Certain Beneficial Owners and Management..24

Item 5.       Directors and Executive Officers................................26

Item 6.       Executive Compensation..........................................29
              Summary Compensation Table......................................29
              Employment Agreements...........................................29
              Option Grants in Fiscal Year 1997...............................30
              1997 Stock Incentive Plan.......................................31
                   General  ..................................................31
                   Administration.............................................32
                   Number of Shares Available.................................32
                   Awards Under the Stock Plan................................33
                   Duration, Amendment and Termination........................34
                   Certain Limitations on Deductibility of Executive
                    Compensation..............................................35
                   Incentive Compensation Plan................................35
              Pension Plan....................................................35
              Directors Compensation..........................................35
              Compensation Committee Interlocks and Insider Participation.....36
              Board Compensation Committee Report on Executive Compensation...36

Item 7.       Certain Relationships and Related Transactions..................37

Item 8.       Legal Proceedings...............................................39

Item 9.       Market Price of and Dividends on the Registrant's Common Equity
               and Related Stockholder Matters................................39

Item 10.  Recent Sales of Unregistered Securities.............................40

Item 11.  Description of Registrant's Securities to Be Registered.............40
           Certain Provisions of the Certificate of Incorporation and Bylaws..41

Item 12.  Indemnification of Directors and Officers...........................43

Item 13.  Financial Statements and Supplementary Data.........................43

Item 14.  Changes in and Disagreements with Accountants on Accounting and
           Financial Disclosure...............................................43

Item 15.  Financial Statements and Exhibits...................................43

INDEX TO HISTORICAL FINANCIAL STATEMENTS......................................46

ITEM 1.  BUSINESS

GENERAL

         Weiner's Stores, Inc., a Delaware corporation (the "Company"), incorporated in December 1991, is a neighborhood family retailer of branded products for value-conscious customers. The Company operates 128 stores located primarily in strip shopping centers in Texas and Louisiana, and employs approximately 3600 full- and part-time employees. References herein to "Weiner's Stores, Inc." or the "Company" are to Weiner's Stores, Inc., together with its subsidiary, unless the context otherwise indicates.

         The majority of the Company's stores are in strip shopping centers and free standing structures. The current store prototype is approximately 25,000 square feet, with approximately 20,000 square feet for selling space, with the remaining space for office, receiving and layaway storage. The current stores range in total size from approximately 16,000 square feet to 51,000 square feet.

         After achieving peak sales of $323 million in 1992, the Company experienced two years of declining sales and profitability. Numerous factors contributed to the declining results in such periods: the increasing entrance of competition into the Company's markets, the general weak apparel market experienced by many retailers across the United States, and weather cycles that had a negative impact on apparel purchasing. In addition, in early 1995, primarily as a result of such factors, the Company experienced a decline in credit availability from both vendors and its lender.

         On April 12, 1995 (the "Commencement Date"), the Company commenced its case (Case No. 95-417(PJW)) (the "Chapter 11 Case") under chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company operated its business and managed its properties as a debtor in possession in bankruptcy until August 26, 1997, when the Company's Amended Plan of Reorganization under chapter 11 of the Bankruptcy Code, dated June 24, 1997, as amended (the "Plan"), was confirmed by order of the Bankruptcy Court on August 13, 1997.

         An entirely new management team was installed shortly after the filing of the Chapter 11 Case. The new management team has taken initiatives to refocus the retailing strategy, re-establish positive vendor relationships, remodel store presentation, update and modernize systems, revise promotional strategies based on demographic analyses, operate more efficiently and inexpensively, and maximize value in real estate. The Company emerged from bankruptcy on August 26, 1997 (the "Effective Date").

RETAILING STRATEGY

         The Company's retailing strategy is to closely focus on its unique markets and on the buying habits of its largely ethnic customer base. This strategy was undertaken after a review of the markets that the Company serves, including the demographics and income level of its customers. The Company performed an in-depth analysis with a view toward better understanding the productivity of the merchandising assortment at a department level in terms of sales per square foot and gross margin dollars.

         The Company's retailing strategy is intended to enhance the Company's ability to compete effectively with off-price retailers, specialty stores, discount stores and department stores. The Company believes its position as a local neighborhood retailer enables it to understand the needs of its shoppers, focus on the distinct priorities and tastes of its primarily ethnic customer base, provide more complete assortments than off-price retailers and specialty stores, sell major branded merchandise that is not available to discount stores and provide more convenient locations and offer better pricing than department stores.

NO PRIOR MARKET FOR THE COMMON STOCK

         Substantially all of the presently outstanding common stock, par value $.01 per share, of the Company ("Common Stock") was issued on the Effective Date pursuant to the Company's Plan which was confirmed August 13, 1997 by order of the Bankruptcy Court. The consummation of the Plan on the Effective Date resolved the Chapter 11 Case which the Company had commenced on April 12, 1995. Pursuant to the Plan, 18,600,000 shares of Common Stock were issued to holders of general unsecured claims against the Company, some of whom may prefer to dispose of their shares rather than to retain them.

         The actual market value of the Common Stock issued pursuant to the Plan may have been and may continue to be affected by prevailing interest rates, conditions in the financial markets, the initial issuance of Common Stock to holders of claims and other factors. There is currently no established public trading market for the Common Stock nor is it known whether or when one will develop. There can be no assurance that an active market will develop. Further, there can be no assurance as to the degree of price volatility in any such particular market. While the Plan was developed based on an assumed reorganization value of $3.36 per share of the Common Stock, such valuation is not an estimate of the price at which the Common Stock may trade in the market. The Company has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail for the Common Stock following the Effective Date.

ABSENCE OF PUBLIC MARKET

         The Company expects to file an application for the Common Stock to be included for quotation in the NASDAQ National Market System and will comply with applicable state securities and "blue sky" laws. There can be no assurance that such application will be approved or as to the timing of such approval.

LIMITED POST-CHAPTER 11 CASE OPERATING HISTORY

         The Company's emergence from Chapter 11 reorganization occurred very recently, and consequently the Company's subsequent operating history is limited. No historical financial statements or other financial information for any period subsequent to the Effective Date is yet available for evaluating the Company's post- emergence performance. Financial statements for such future periods will not be comparable to the historical financial statements included herein, for the reasons discussed under "Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

SIGNIFICANT STOCKHOLDER

         Chase Bank of Texas (formerly known as Texas Commerce Bank N.A.) ("Chase") holds approximately 45.0% of the outstanding shares of the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, Chase may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Company and, consequently, have an impact upon the value of the Common Stock.

         Further, the possibility that Chase may determine to sell all or a large portion of its shares of Common Stock in a short period of time may adversely affect the market price of the Common Stock. See "-- Absence of Public Market."

REGISTRATION RIGHTS AGREEMENT

         The Company and Chase have entered into a Registration Rights Agreement. Under this agreement, Chase may, at any time after the date that is
(i) 24 months after the Effective Date and prior to the Termination Date (defined as the earlier of (a) the date on which Chase ceases to own any Registrable Securities (any securities issued or issuable with respect to the Common Stock received by Chase pursuant to the Plan) and (b) the date that is seven years after the Effective Date), Chase may make a written request of the Company (a "Demand Request") for registration under the Securities Act of 1933, as amended (the "Securities Act") (a "Demand Registration") of all or part of Chase's Registrable Securities and (ii) 60 months after the Effective Date and prior to the Termination Date, Chase may make an additional Demand Request for a Demand Registration of all or part of Chase's Registrable Securities; provided that in each case the number of Registrable Securities proposed to be sold by Chase must be equal to no less than 20% of the number of Registrable Securities received by Chase pursuant to the Plan. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters" and "Description of Registrant's Securities to Be Registered." Sales of or offers to sell a substantial number of shares of Common Stock by Chase at any time, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could adversely affect the market for and prevailing prices with respect to the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" and "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

SEASONALITY

         The Company's business is seasonal with approximately 44% of the Company's annual sales being generated during the back-to-school selling season in July and August and the Christmas selling season of November and December. Consequently, substantially all of the Company's operating income is earned in those four months and the Company typically sustains an operating loss in many of the other months. In addition, the Company's performance, like that of many other retailers, is sensitive to the overall U.S. economic cycle and related economic conditions which influence consumer trends and spending patterns.

SECURED DEBT; ABILITY TO REFINANCE

         On the Effective Date, the Company entered into a Credit Agreement (the "Credit Facility") with The CIT Group/Business Credit, Inc. ("CIT"), as Agent and Lender. The Credit Facility provides for a subfacility of $15 million for letters of credit. Funds borrowed under the Credit Facility will be available for working capital in the ordinary course of business and for other general corporate purposes. See "Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of the Credit Facility.

CAPITAL EXPENDITURE NEEDS

         The capital plan is designed to allocate funds to projects that are necessary to support the Company's strategic plan. Over the plan period, the Company plans to commit funds to the opening of new stores, major remodels at stores, the maintenance and upgrading of existing locations and the replacement of management information systems and store point-of-sale systems. The Company expects to open 30 locations in existing and contiguous markets over the next five-year period. See "Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The funds for such capital expenditures are expected to be obtained from the Company's operating cash flow and borrowings under the Credit Facility. The Company is subject to certain limitations under the Credit Facility. The Credit Facility limits the Company's capital expenditures for 1997, 1998 and 1999 to $7,000,000 in each of those years, and $5,000,000 for the period from January 30, 2000 to August 31, 2000. There can be no assurances that the Company will have the resources to fulfill its capital plan.

         There can be no assurance that the Company, upon expiration of the Credit Facility, will be able to obtain replacement financing to fund future borrowings and letters of credit or that such replacement financing, if obtained, would be on terms equally as favorable to the Company.

COMPETITION

         The retailing industry is intensely competitive. The Company is in competition with numerous retail outlets in the geographic areas in which they operate, including general merchandise stores, off-price stores, large national discount chains and department stores. Many of the retailers with which the Company competes have greater financial resources than the Company's stores and may have various other financial or other competitive advantages over the Company.

CERTAIN TAX MATTERS

         In the Company's financial statements included elsewhere in this Registration Statement, the Company reports consolidated federal income tax net operating loss ("NOL") carryforwards of approximately $50 million as of January 25, 1997. As a result of the implementation of the Plan, such NOL carryforwards and certain other income tax attributes of the Company will be reduced by approximately $19 million, representing cancellation of indebtedness, and will be subject to certain significant limitations on annual utilization in the future. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), issued by the American Institute of Certified Public Accountants, the income tax benefit resulting from any future realization of the NOL carryforwards not recognized as of the Effective Date will be credited to reorganization value in excess of amounts allocable to identifiable assets and then to additional paid-in capital. See "Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 8 of the Notes to Financial Statements included elsewhere in this Registration Statement.

DIVIDEND MATTERS

         The Company presently does not intend to pay cash dividends in the foreseeable future. In addition, the terms of the Credit Facility prohibit payment of cash dividends on the Common Stock. The payment of cash dividends, if any, will be made only from assets legally available for that purpose, and will depend on the Company's financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the Board of Directors of the Company.

PREFERRED STOCK

         Until such time (if any) as the Board of Directors of the Company determines that the Company should issue shares of the Company's preferred stock, without par value ("Preferred Stock"), and establishes the respective rights of the holders of one or more series thereof, it is not possible to state the actual effect of authorization of the Preferred Stock upon the rights of holders of Common Stock. The effects of such issuance could include, however, among others: (i) reduction of the amount of cash otherwise available for payment of dividends on Common Stock if dividends are also payable on the Preferred Stock, (ii) restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears, (iii) dilution of the voting power of Common Stock (if the Preferred Stock has voting rights (including, without limitation, votes pertaining to the removal of directors)) and (iv) restriction of the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of Preferred Stock. In addition, so called "blank check" preferred stock (such as the Preferred Stock) may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of the Company more difficult, time consuming or costly. The Company has no current plans pursuant to which Preferred Stock would be issued as an anti-takeover device or otherwise.

"FRESH START" REPORTING

         The interim financial information for the thirty weeks ended August 25, 1997 and as of October 25, 1997 included under "Selected Historical and Interim Financial Data" reflects the effectiveness of the Plan and the application of the principles of "fresh start" reporting in accordance with SOP 90-7, which provides guidance for financial reporting by Chapter 11 debtors during and upon emergence from Chapter 11 cases. SOP 90-7 is applicable because the Company's pre-reorganization stockholders received less than 50% of the reorganized Company's newly issued Common Stock and the enterprise value of the reorganized Company is less than the total of all prepetition allowed claims and post-petition liabilities. Accordingly, such interim financial information is not comparable to the Company's historical financial information included elsewhere herein.

         The reorganization value used as a basis for the "fresh start" reporting was determined to be in a range of $70.0 million to $80.0 million. After cash distributions of $11.1 million provided for in the Plan, the midpoint value is approximately $63.9 million. Based upon the midpoint reorganization value, the equity value of the Company as of August 26, 1997 was calculated to be approximately $63.9 million. The range of reorganization values of the Company was determined based upon a number of assumptions, including a successful reorganization of the Company's business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, and the availability of certain tax attributes.

         Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold. The estimates of value represent hypothetical reorganization values of the Company as the continuing owner and operator of its business and assets. Such estimates reflect computations of the estimated reorganization value of the Company through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

         "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt "fresh start" reporting in accordance with SOP 90-7. "Fresh start" reporting requires that the reorganization value of the Company be allocated to its assets in conformity with Accounting Principles Bulletin Opinion No. 16, "Business Combinations," for transactions reported on the basis of the purchase method. Any reorganization value greater than the fair value of specific tangible or identified intangible assets is to be included on the Balance Sheet as Reorganization Value in Excess of Amount Allocable to Identifiable Assets and amortized over time.

MERCHANDISING

         The Company's merchandising strategy is to closely focus on its markets and on the desires and preferences of its largely ethnic customer base. This strategy was undertaken after a review of the markets that the Company serves, including the demographics and income levels of its customers. In addition, the Company performed an in-depth analysis with the view toward better understanding the productivity of the merchandising assortment at a department level in terms of sales per square foot and gross margin dollars. The Company recognizes that one of its competitive strengths relative to many discounters is the availability of several key brands such as Nike, Reebok, Fila, Champion, Levi, Lee and Starter. Much of the in-store and overall marketing strategies will focus on such brands. Management has and will invest appropriate resources and priority to strengthening these relationships and adding incremental products from these vendors. Additionally, the Company has identified several additional brands that will enhance the assortment and is developing action plans to address appropriate vendors. The Company has also identified several merchandise departments and classifications that have been nonexistent or insufficiently funded or spaced. The Company is defining classifications and/or items, identifying vendors, creating space allocations and developing pricing strategies to properly address these businesses.

  Fiscal 1996 Percentage of Sales by Merchandise Categories
---------------------------------------------------------------
Shoes.................................................   18.9%
Children's............................................   21.3%
Accessories...........................................   2.9%
Women's...............................................   28.3%
Men's.................................................   28.6%
                                                        -------
                                                        100.0%
                                                        =======

         Pricing. The Company offers substantially the same merchandise assortments and prices company-wide. The Company prices its merchandise to be perceived as a good value at fair prices. The pricing structure must reflect the environment in which the stores and the customers are located. Sales prices of merchandise must be sharp and extremely competitive with respect to national mass merchandise discounters and better than the department stores.

         Purchasing. The Company purchases merchandise from many top brand name companies primarily through domestic sources. Since January 28, 1995, the Company has narrowed and consolidated its total number of vendors from over 775 to fewer than 475. This reduction resulted from the narrowing of the merchandise mix and from management's initiatives to develop selected vendor relationships which will result in long-term partnerships. The Company focused on merchandise categories and product lines to enable the Company to work with fewer vendors than do most mall-based retailers. The Company has established relationships with many of its vendors to plan promotions, review marketing strategies, exchange information through electronic data interchange, manage stock levels and develop quick response inventory replenishment systems. Management believes the appeal of the Company's merchandising strategy to quality brand name vendors leads to cooperative advertising funding.

         During fiscal 1996, the Company had two major vendors that accounted for approximately 15% and 10%, respectively, of total Company purchases. The Company's 20 largest vendors accounted for approximately 56% of total Company purchases during fiscal 1996. The Company believes that its relationship with its vendors is strong. The Company's business is driven by brand names, and the loss of the use of a brand name could have a material adverse effect on its business.

STORE PRESENTATION

         The Company designed a prototype store to test whether well executed merchandise strategies, merchandise presentation, a customer friendly store and an organized layout could impact sales performance. The store remodel encompassed the prototype shell, layout, fixturization, signage and presentation standards that management believes are appropriate to possibly roll out to other stores.

         Since the prototype remodel, the Company has completed three additional full remodels in similar format. The Company has also developed a hybrid remodel where the shoe department and stock rooms are not moved, but substantially all other aspects of prototype are incorporated. As of the date of this Registration Statement, the Company has completed 16 of these stores. In addition, the Company has completed a mini-remodel at approximately 100 other locations. As of the date of this Registration Statement, substantially all of the stores have been upgraded. Mini-remodels encompass many of the concepts of the full remodel at a significantly lower cost. In addition to adjusted layouts and adjacencies and upgraded signage, mini-remodels get most of the new fixture package, the valance with logos and, depending on the store configuration, new lighting and power aisles. In addition to opening four new stores in the prototype format, the Company plans to remodel additional stores to this format annually. These capital expenditures will be funded with cash generated by operations and borrowings under the Credit Facility. See "Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

ADVERTISING AND PROMOTION

         All advertising and promotion decisions are made by the Company's central merchandising and advertising staff. Key advertising and promotional programs include:

         o adjusting the calendar to introduce new events and replace old events;

         o improving the quality of media with more thematic presentations that appeal to the Company's ethnic customer base, illustration of products with greater impact and color assortment, and specialized merchandise classifications;

         o coordinating with buyers to maximize return, ensure in-stock position on ad items, and evaluate pricing programs;

         o        moving the mix of media to more focused promotional booklets;

         o targeting print mailings in a more efficient manner and focusing on the ethnicity of different markets; and

         o        upgrading in-store signage.

         The Company has strategically laid out marketing strategies that target its demographic strengths. These demographic strengths are: the ethnic make-up of its customers, value conscious women shoppers with more than one child in the household, fashion oriented young adult males with strong demand for identification with branded products, and the Company's neighborhood presence.

MANAGEMENT INFORMATION SYSTEMS

         The Management Information Systems (MIS) at the Company are in the process of being overhauled. In the fall of 1996, the Company began the installation of the STS System, an integrated merchandising package (the "STS System") which includes modules for Accounts Payable, General Ledger, Planning, Allocation, Merchandise Analysis, Stores and the Distribution Center. The accounts payable and the general ledger package were installed in fall 1996. In spring 1997, the allocations module was installed and in early fall 1997, the planning module was installed. The remaining portion of the installation is scheduled for completion in early 1998.

         The complete implementation of the STS System will generate benefits in the following areas: a more defined merchandise reporting system with incremental classification, improved open-to-buy reporting, better information with regard to markdowns, price line reporting, vendor analysis reporting, open-to-ship reporting for improved allocation and auto-allocation capabilities and marketing profitability analysis. Following the installation, the Company will be in a position to install upgraded point-of-sale ("POS") systems and hardware at the store level.

METHOD OF PAYMENT

         Approximately 90% of the Company's net sales are made by cash or check, and 10% by national credit cards. Under the related credit card agreements, the Company receives daily payments on amounts charged on those cards. Such a payment is not subject to recovery by such companies unless the charge in question involved the invalid use of such card. The Company does not have its own credit card program, but does offer a lay-away program.

MANAGERS AND OTHER EMPLOYEES

         A typical Company store has three salaried managers and approximately 20 other employees, of which approximately 6 are full-time. During fiscal 1996, the total number of employees (including part-time and seasonal employees) ranged from a low of 3,500 to a high of approximately 3,800 during the Christmas selling season. Approximately 63% of the Company's non-salaried employees are part-time. None of the Company's employees are covered by collective bargaining agreements. The Company considers its relationship with its employees to be good.

TRADEMARKS AND SERVICE MARKS

         The mark "Weiner's" and other marks using the Company's distinctive logos are federally registered service marks of the Company, and the Company considers these marks and the accompanying goodwill and customer recognition to be valuable to its business. The Company has registrations for other trademarks and service marks routinely used in the Company's marketing, advertising and promotions. Such registrations can be kept in force in perpetuity through continued use of the marks and timely applications for renewal.

OTHER INFORMATION

         The Company has not experienced, and does not expect to experience, any material effects on its capital expenditures, operating performance or competitive position from the Company's compliance with applicable environmental laws and regulations.

         The Company has no export sales and no foreign-based operations. The Company is engaged in one line of business, the retail sale of merchandise. Accordingly, no data with respect to industry segments is reported herein.

         The Company has not spent and does not plan to spend material amounts on Company-sponsored research and development activities.

ITEM 2.  FINANCIAL INFORMATION

                 SELECTED HISTORICAL AND INTERIM FINANCIAL DATA

         The following table presents selected historical financial data as of and for each of the fiscal years in the five-year period ended January 25, 1997 and as of and for each of the thirty-nine weeks ended October 26, 1996 and October 25, 1997, respectively. The following selected historical financial data should be read in conjunction with the financial statements and the related notes and other information contained elsewhere in this Registration Statement, including information set forth herein under "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The historical financial data as of and for each of the fiscal years in the three year period ended January 25, 1997 are derived from financial statements audited by Deloitte & Touche LLP, independent auditors. Additionally, information for each of the fiscal years in the two year period ended December 31, 1993 has been derived from audited financial statements.

         The historical financial data as of and for the thirty-nine weeks ended October 26, 1996 and October 25, 1997 are derived from the unaudited financial statements which, in the opinion of the Company, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations as of and for the thirty-nine weeks ended October 26, 1996 and October 25, 1997. Operating results for the thirty-nine weeks ended October 25, 1997 are not necessarily indicative of operating results for the full fiscal year and are presented to reflect the 1997 operations of the Company for the 30 weeks prior to and the nine weeks subsequent to the reorganization.

         The financial condition and results of operations of the Company, after giving effect to the Plan and the transactions contemplated thereby, will not be comparable to the historical financial condition or results of operations of the Company due to the Plan and the transactions contemplated thereby. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                                                                         Successor
                                                         Predecessor Company                                              Company
                                                         -------------------                                             ---------
                                                                                                Thirty-nine    Thirty        Nine
                                               Fiscal years ended (a)                           weeks ended  weeks ended weeks ended
                          December 31,     December 31,   January 28,  January 27,  January 25, October 26,   August 25, October 25,
                             1992             1993        1995 (b)       1996          1997        1996        1997 (c)      1997
                             ----             ----        ----           ----          ----        ----        ----          ----
                     (Dollars in thousands, except per share and per square foot data)

INCOME STATEMENT DATA:
Net sales                    $ 322,805   $   308,869    $ 307,256    $ 260,136    $ 263,043    $ 200,071    $ 160,315    $  35,800
Operating income (loss)          7,370        (3,930)     (19,124)     (25,114)     (17,268)      (1,114)       1,391       (2,904)
Net income (loss)                4,664           363      (19,664)     (25,605)     (17,220)      (1,114)      18,541       (2,928)

Pro forma net income (loss)
  per share of common
  stock (e)                                                                       $   (0.86)                             $   (0.15)

BALANCE SHEET DATA:
Working capital              $  35,626   $   34,927     $  (2,686)   $  64,925    $  54,728    $  64,164                 $  39,722
Total assets                   114,935      113,231        94,106      103,242       91,285      108,092                    93,410
Long-term debt                  15,960       19,328            --           --           --           --                        --

SELECTED OPERATING DATA:
Comparable store net sales
  (decrease) increase              N/A         (2.9)%       (0.4)%      (11.9)%         6.7%        10.1%                 (0.2)% (d)
Number of stores
  Beginning of period              145            149         155          158          139           139         131        134
  Opened                             6              8           4           --           --           --            3          1
  Closed                             2              2           1           19            8           --           --         --
  End of period                    149            155         158          139          131           139         134        135
Total sales square feet at end
  of period (000's)              2,882          2,999       3,012        2,890        2,740         2,741                  2,884
Average net sales per store  $   2,196   $      2,032   $   1,963    $   1,752    $   1,949    $    1,439                $ 1,475 (d)
Average net sales per square
  foot                       $     112   $        103   $     102    $      90    $      96    $       73                $    68 (d)

-------------------------------------
NOTES:
(a) In fiscal years 1992 and 1993, the Company was on a calendar year that ended on December 31, 1992 and December 31, 1993, respectively. Fiscal year 1994 was a thirteen month period that ended on January 28, 1995. Fiscal years 1995 and 1996 both contained 52 weeks and ended on January 27, 1996 and January 25, 1997, respectively. Fiscal 1997, which contains 53 weeks, will end on the Saturday closest to January 31st (January 31, 1998).
(b) As of January 1, 1994, the Company changed its fiscal year from a calendar year to a 52 or 53 week fiscal year. As a result of this change, the financial information for the period ended January 28, 1995 (fiscal 1994) includes the results of the calendar year ended December 31, 1994 and the results from the month of January 1995, a period of 13 months. The Company has not restated the results of operations on a comparative 52 week basis.
(c) Net income includes $1,519 in fresh start expense and $18,683 in extraordinary gain related to debt discharge.
(d) Amount presented is for the thirty-nine weeks ended October 25, 1997.
(e) Pro forma net income (loss) per share of common stock has been calculated assuming the 19,900,000 shares of common stock and common stock equivalents issued on or about August 26, 1997, in connection with the reorganization of the Company, were issued and outstanding for all periods presented.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

         This Registration Statement contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "seek," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures and future net cash flow. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond the Company's control, including, without limitation, the risks described under the caption "Business." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this Registration Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

GENERAL

         The Company's financial results have changed significantly over the past three years, principally as a result of the filing for reorganization under Chapter 11 on April 12, 1995. Immediately before and after the Company's filing for reorganization, the Company experienced a decline in sales and gross margins, primarily as a result of the increased competition in the Texas market. At the same time, the Company experienced a decline in credit availability from both vendors and its lender.

         Since the commencement of the Chapter 11 Case, the Company has focused on the stabilization of operations and on the strengthening of vendor relationships. The Company anticipates continued improvement in payment terms for merchandise inventory purchases subsequent to the Effective Date.

         The Company has also developed and begun to implement a comprehensive retailing concept and related operating strategies and to implement real estate initiatives that encompass the closing of underperforming stores, the assumption of leases and remodeling of continuing stores and opening of new stores.

         As part of the Company's development and implementation of its business plan, and the related evaluation of its long-term market strategies, the Company determined to close certain stores with the goal of reducing its operating expenses and improving its overall operating results. In the fiscal year ended January 27, 1996 (fiscal 1995), the Company closed 19 stores. In the fiscal year ended January 25, 1997 (fiscal 1996), the Company closed eight stores. Further, the Company has provided for seven store closings which were completed in December 1997. Operating results related to the closed stores for periods prior to their closing are included in the respective captions in the statements of operations.

         In April 1995, the Company obtained a postpetition working capital facility (the "DIP Credit Facility"). The Company's vendor relationships were strengthened by the availability of the DIP Credit Facility, as well as by the new management team's expanded communication efforts with vendors and its initiatives to develop long-term partnerships with vendors. The DIP Credit Facility expired on the Effective Date of the Plan.

         The Company entered into the new Credit Facility on the Effective Date. It provides a $40 million revolving credit facility and a subfacility of $15 million for letters of credit. The interest rate is either CIT's reference rate plus 0.375% or the Eurodollar Rate (as defined in the Credit Facility) plus 2.25%, at the Company's option. The working capital facility requires an annual unused line fee of 1/4 of 1% per annum on the excess of any of the commitment over the sum of the outstanding loans and letters of credit exposure. Under the terms of the Credit Facility, capital expenditures are limited to $7 million in fiscal years 1997, 1998 and 1999, and to $5 million in the period commencing January 30, 2000 and ending August 31, 2000. The Credit Facility expires in August 2000.

         As a result of the financial condition of the Company just prior to filing for Chapter 11 protection and during the Chapter 11 Case, the Company incurred reorganization and bankruptcy-related expenses of approximately $24.8 million. Approximately $8.9 million of these expenses related to the closing of 34 unprofitable stores and one warehouse facility. The Company also incurred professional fees of approximately $8.4 million, systems and store reorganization costs of $3.2 million, organizational reorganization costs of $2.8 million, and approximately $1.5 million of miscellaneous restructuring costs.

"FRESH START" REPORTING PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

         On the Effective Date, the Company, among other things, restructured its capitalization in accordance with the Plan and the transactions contemplated thereby. Additionally, the application of "fresh start" reporting as of the Effective Date included adjustments to certain assets. As a result, the financial condition and results of operations of the Company after giving effect to the Plan and the transactions contemplated thereby will not be comparable to the financial condition and results of operations of the Company as of any dates and for any periods prior to the Effective Date.

         At the beginning of fiscal 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." In fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." There are no other recently issued accounting pronouncements that have been or will be adopted by the Company that are expected to have a material impact on the Company's financial statements.

RESULTS OF OPERATIONS

         The following table sets forth the results of operations for each of the past three fiscal years in the three-year period ended January 25, 1997 and for the thirty-nine weeks ended October 26, 1996 and October 25, 1997, expressed as a percentage of net sales:

                                                                                                        Thirty-nine weeks
                                                               Fiscal years ended                               ended
                                                               ------------------                       -----------------

                                                  1/28/95          1/27/96          1/25/97         10/26/96         10/25/97
                                                  -------          -------          -------         --------         --------
REVENUES:
    Net sales...............................         100.0%           100.0%           100.0%           100.0%           100.0%
    Other income............................           0.9%             0.8%             0.7%             0.7%             0.6%
    Interest................................           0.0%             0.3%             0.2%             0.3%             0.1%
                                               -------------   --------------   --------------   --------------   -------------

        Total...............................         100.9%           101.1%           100.9%           101.0%           100.7%
                                               -------------   --------------   --------------   --------------   -------------

COSTS AND EXPENSES:
    Cost of goods sold......................           68.2%            68.9%            67.9%            66.2%            66.9%
    Selling, administrative and other
        operating costs.....................           36.9%            36.6%            33.0%            32.8%            31.8%
    Depreciation and amortization...........            1.4%             1.4%             1.4%             1.4%             1.5%
    Reorganization expense..................            0.6%             3.7%             4.1%             1.2%             1.2%
    Impairment of assets....................            0.0%             0.0%             1.2%             0.0%             0.0%
                                               -------------   --------------   --------------   --------------    -------------

        Total                                         107.1%           110.6%           107.6%           101.6%           101.4%
                                               -------------   --------------   --------------   --------------    --------------

OPERATING LOSS..............................           -6.2%            -9.5%            -6.7%            -0.6%            -0.7%

INTEREST EXPENSE............................            1.2%             0.3%             0.0%             0.0%             0.0%
FRESH START ADJUSTMENTS.....................            0.0%             0.0%             0.0%             0.0%             0.8%
                                               -------------   --------------   --------------   --------------    ---------------

LOSS BEFORE INCOME TAXES AND
    EXTRAORDINARY GAIN......................           -7.4%            -9.8%            -6.7%            -0.6%            -1.5%

INCOME TAX BENEFIT..........................            1.0%             0.1%             0.0%             0.0%             0.0%
                                                -------------   --------------   --------------   --------------   -------------

LOSS BEFORE EXTRAORDINARY GAIN..............           -6.4%            -9.7%            -6.7%            -0.6%            -1.5%

EXTRAORDINARY GAIN..........................            0.0%             0.0%             0.0%             0.0%             9.5%
                                                -------------   --------------   --------------   --------------   -------------

NET (LOSS) INCOME...........................           -6.4%            -9.7%            -6.7%            -0.6%             8.0%
                                                =============   ==============   ==============   ==============   ==============

  Comparison of Thirty-Nine Weeks Ended October 25, 1997 and Thirty-Nine Weeks
                             Ended October 26, 1996

         Net sales decreased $4.0 million or 2.0% from $200.1 million for the thirty-nine weeks of fiscal 1996 to $196.1 million for the thirty-nine weeks of fiscal 1997. The decrease in sales was primarily attributable to the closing of eight stores in late fiscal 1996, a slight decline in same-store sales (0.2%), offset by the opening of four new stores in fiscal 1997. The stabilization of same-store sales can be primarily attributed to improving the quality of the overall merchandise assortment, better store presentation and enhanced sales promotion efforts.

         Cost of goods sold decreased $1.0 million or 0.8% from $132.3 million for the thirty-nine weeks of fiscal 1996 to $131.3 million for the same period of fiscal 1997. As a percentage of net sales, cost of goods sold increased from 66.2% in the thirty-nine weeks of fiscal 1996 to 66.9% in the same period of fiscal 1997. Gross margin decreased $2.9 million or 4.3% from $67.7 million for the thirty-nine weeks of fiscal 1996 to $64.8 million for the thirty-nine weeks of fiscal 1997, primarily as a result of the sales decline discussed above. The gross margin rate for the thirty-nine weeks of fiscal 1997 was 33.1% compared to 33.8% for the same period of fiscal 1996. This decline of 0.7% was primarily due to an increase in inventory shortage of 0.6%.

         Other income, including interest income, decreased $0.6 million from $2.0 million for the thirty-nine weeks of fiscal 1996 to $1.4 million for the same period of fiscal 1997. The decline in other income is primarily due to the reduction in cash available for investment in 1997 as compared to 1996, lowering interest income significantly. It was further impacted by the tightening of the layaway program which increased the minimum dollar layaway transaction from any amount to $50. This change has reduced layaway transactions, thus reducing the layaway service charge, restocking fee and abandonment fee.

         Selling, general and administrative expenses decreased 4.9% from $65.6 million for the thirty-nine weeks of fiscal 1996 to $62.4 million for the same period of fiscal 1997. As a percentage of net sales, selling, general and administrative expenses decreased from 32.8% for the thirty-nine weeks of fiscal 1996 to 31.8% for the corresponding period for fiscal 1997. This performance reflects the Company's continued efforts to control and reduce expenses.

         Depreciation and amortization expense increased $0.3 million or 11.1% from $2.7 million in the thirty-nine weeks of fiscal 1996 to $3.0 million in the thirty-nine weeks of 1997. This increase is primarily attributable to the increased capital expenditures in fiscal 1996 and fiscal 1997 and the amortization of the reorganization value in excess of amounts allocable to identifiable assets, which was offset by the decrease in depreciation from the closed stores in fiscal 1996.

         Reorganization expense of $2.5 million for the thirty-nine weeks of fiscal 1996 did not differ significantly from $2.4 million for the thirty-nine weeks of fiscal 1997 and resulted primarily from professional fees related to the reorganization.

         Interest expense increased slightly from zero in the thirty-nine weeks of fiscal 1996 to $38,000 in the thirty-nine weeks of fiscal 1997. During the bankruptcy proceedings, the Company discontinued accruing interest on substantially all of its prepetition debt. Interest expense will increase in future periods as the result of the Company's emergence from Chapter 11 reorganization on August 26, 1997. See "-- Liquidity and Capital Resources."

         The Company recorded $1.5 million in "fresh start" expense in relation to its emergence from Chapter 11 reorganization in fiscal 1997. Related "fresh start" adjustments of $15.9 million were credited to retained earnings in fiscal 1997 to eliminate the Company's cumulative deficit as of the Effective Date.

         The Company recorded no current or deferred income tax benefit for either the thirty-nine weeks ended October 26, 1996 or October 25, 1997. The recognition of income tax benefits in both periods has been affected by limitations on the Company's ability to utilize NOL carryforwards. See "Business
- Certain Tax Matters" and Note 8 of the Notes to Financial Statements included elsewhere in this Registration Statement.

         Extraordinary gain of $18.7 million related to debt discharged in the Company's emergence from Chapter 11 reorganization was recognized in August 1997.

         As a result of the foregoing, the Company recorded net income of $15.6 million for the thirty-nine weeks of 1997 as compared to net loss of $1.1 million in the thirty-nine weeks of 1996.

Comparison of Fiscal Years Ended January 25, 1997 (Fiscal 1996) and January 27, 1996 (Fiscal 1995)

         On April 12, 1995, the Company filed for Chapter 11 reorganization. Net sales increased $2.9 million or 1.1% from $260.1 million in fiscal 1995 to $263.0 million in fiscal 1996. This increase was primarily attributable to a 6.7% increase in same-store sales. The Company attributes the growth in same-store sales to its operating strategy of improving the quality of the overall merchandise assortment by refocusing merchandise categories and product mix, as well as to its enhanced sales promotion efforts. The same-store sales increase was partially offset in fiscal 1996 by the closing of 27 stores (19 in fiscal 1995 and eight in fiscal 1996), bringing the total number of stores opened at year end fiscal 1996 to 131 from 158 at year end 1994.

         Cost of goods sold decreased $0.9 million or 0.5% from $179.4 million in fiscal 1995 to $178.5 million in fiscal 1996. As a percentage of sales, cost of goods sold decreased from 68.9% in fiscal 1995 to 67.9% in fiscal 1996. Gross margin increased $3.7 million or 4.6% from $80.8 million in fiscal 1995 to $84.5 million in fiscal 1996. The increase in gross margin from 31.1% in fiscal 1995 to 32.1% in fiscal 1996 was due to both the above mentioned sales increase and decrease in cost of goods sold.

         Other income including interest income decreased $0.5 million from $2.9 million for fiscal 1995 to $2.4 million for fiscal 1996. The decline in other income was primarily due to a reduction of interest income which was impacted by the cash available for investment in fiscal 1996 as compared to fiscal 1995. Fiscal 1996 was further impacted by the outsourcing of the bad check collection operation which reduced bad check fee income.

         Selling, general and administrative expenses decreased $8.6 million or 9.0% from $95.3 million in fiscal 1995 to $86.7 million in fiscal 1996, primarily due to the closing of 27 unprofitable stores in fiscal 1996 and 1995. As a percentage of net sales, selling, general and administrative expenses decreased from 36.6% in fiscal 1995 to 33.0% in fiscal 1996. This decrease as a percentage of net sales was primarily the result of continued improvement in the productivity of store sales employees and corporate personnel through effective utilization of technology and the closing of unprofitable stores.

         Depreciation and amortization expense was $3.7 million for fiscal 1995 and fiscal 1996. The depreciation expense associated with fiscal 1996 capital expenditures was offset by the elimination of depreciation expense for those stores closed in late fiscal 1996 and fiscal 1995.

         Reorganization items increased $0.9 million or 9.2% from $9.8 million in fiscal 1995 to $10.7 million in fiscal 1996. Reorganization items represent expenses incurred as a result of the Chapter 11 Case and subsequent reorganization efforts and include professional fees and related expenses and provisions for closed stores. The increase in fiscal 1996 is primarily a result of professional fees and related expenses and provisions for closed stores in fiscal 1996 as compared to fiscal 1995.

         Interest expense decreased $0.8 million or 100% from $0.8 million in fiscal 1995 to zero in fiscal 1996. Upon filing for Chapter 11 reorganization, the Company discontinued accruing interest on substantially all of its prepetition debt. Interest expense will increase significantly in future years as a result of the Company's having emerged from Chapter 11 reorganization on August 26, 1997.

         During March 1995, the Financial Accounting Standards Board issued FAS
121. The Company adopted FAS 121 in fiscal 1996. As a result of management's decision to replace the Company's point-of-sale equipment with more advanced equipment in the future, an impairment charge of approximately $3.0 million was recorded in fiscal 1996.

         The Company recorded minor current or deferred income tax benefit for fiscal 1996 and 1995. The recognition of income tax benefits in fiscal 1996 and fiscal 1995 has been affected by limitations on the Company's ability to utilize NOL carryforwards. See "Business -- Certain Tax Matters."

         As a result of the foregoing, the net loss decreased $8.4 million or 32.8% from $25.6 million in fiscal 1995 to $17.2 million in fiscal 1996 and, as a percentage of net sales, the net loss was reduced from 9.7% in fiscal 1995 to 6.7% in fiscal 1996.

Comparison of Fiscal Years Ended January 27, 1996 (Fiscal 1995) and January 28, 1995 (Fiscal 1994)

         In 1994, the Company adjusted its operating calendar from a calendar year to a fiscal year; therefore, fiscal 1994 contains thirteen months. See the information in Note 13 of the Notes to Financial Statements included elsewhere in this Registration Statement.

         On April 12, 1995, the Company filed for Chapter 11 reorganization. Net sales decreased $47.2 million or 15.4% from $307.3 million in fiscal 1994 to $260.1 million in fiscal 1995. This decrease was primarily attributable to the closing of 19 stores in fiscal 1995, to an 11.9% decrease in same store-sales and to the above-mentioned extra month in fiscal 1994.

         Cost of goods sold decreased $30.2 million or 14.4% from $209.6 million in fiscal 1994 to $179.4 in fiscal 1995. As a percentage of sales, cost of goods sold increased from 68.2% in fiscal 1994 to 68.9% in fiscal 1995. Gross margin decreased $16.9 million or 17.3% from $97.7 million in fiscal 1994 to $80.8 million in fiscal 1995. The increase in cost of goods sold as a percentage of sales and the corresponding decrease in gross margin is primarily the result of the more aggressive pricing of out-of-date merchandise, as well as an increase in the proportion of merchandise sold at promotional prices.

         Other income including interest income increased $0.3 million from $2.6 million for fiscal 1994 to $2.9 million for fiscal 1995. The increase in other income was due primarily to an increase in interest income as a result of the increased cash available for investment in fiscal 1995.

         Selling, general and administrative expenses decreased $18.1 million or 16.0% from $113.4 million in fiscal 1994 to $95.3 million in fiscal 1995, primarily due to the closing of 19 unprofitable stores in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased from 36.9% in fiscal 1994 to 36.6% in fiscal 1995. This decrease as a percentage of net sales was primarily due to the downsizing efforts in corporate areas following the fiscal 1995 store closings, aggressive management of variable expenses and more efficient use of promotional expense. In addition, the Company's control of scheduling hours in relation to sales at the stores generated payroll savings.

         Depreciation and amortization expense decreased $0.5 million or 11.9% from $4.2 million in fiscal 1994 to $3.7 million in fiscal 1995, and as a percentage of net sales was 1.4% in both fiscal years.

         Reorganization items increased $7.9 million from $1.9 million in fiscal 1994 to $9.8 million in fiscal 1995. Reorganization items represent expenses incurred as a result of the Chapter 11 Case and subsequent reorganization efforts and include professional fees and related expenses and provisions for closed stores. The increase in reorganization items is due to the filing of the Chapter 11 Case on April 12, 1995 and its related professional fees and expenses related to store closings.

         Interest expense decreased $2.8 million or 78.0%, from $3.6 million in fiscal 1994 to $0.8 million in fiscal 1995. The majority of interest expense in these fiscal years related to the interest on the Company's revolving credit agreement with its bank. The decrease in interest expense is primarily a result of the Company's discontinued accrual of interest on substantially all of its prepetition debt.

         The Company recorded minor current or deferred income tax benefit for fiscal 1995. Fiscal 1995 has been affected by limitations in the Company's ability to utilize NOL carryforwards. See "Business -- Certain Tax Matters." In fiscal 1994, the Company recorded a tax benefit of $3.0 million as it related to its ability to carryback its operating loss and recover prior period tax payments.

         As a result of the foregoing, the net loss increased from $19.7 million in fiscal 1994 to $25.6 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash and cash equivalents as of October 25, 1997 were $5.4 million. The following analysis of the Company's liquidity and capital resources includes discussions of its cash flows, capital expenditures, debt, credit facilities and income tax matters.

Cash Flows

         The Company's operating cash and other working capital needs fluctuate during the year in relation to its seasonal inventory levels. During fiscal 1994, fiscal 1995 and fiscal 1996, these cash and other working capital needs were financed by cash on hand, internally generated funds and bank borrowings. Sources and uses of cash flows during each of the three fiscal years ended January 27, 1997, and for the thirty-nine week periods ended October 26, 1996 and October 25, 1997, are summarized as follows:

                                                                          (Dollars in Thousands)
                                                                                                    Thirty-nine weeks
                                                            Fiscal years ended                            ended
                                                            ------------------                      -----------------
                                                January 28,     January 27,    January 25,     October 26,     October 25,
                                                    1995            1996           1997            1996           1997
                                               --------------  -------------- --------------  --------------  --------

Net (loss) income adjusted for noncash items.. $     (13,533)  $     (11,529) $         490   $       4,050   $      4,508
Working capital decreases (increases).........         6,513          35,126         (4,897)        (14,792)       (12,469)
                                               --------------  -------------- --------------  --------------  -------------
    Net cash (used for) provided by operating
    activities................................        (7,020)         23,597         (4,407)         (10,742)        (7,961)
Net cash used for investing activities........        (1,209)           (957)        (3,948)          (2,608)        (5,309)
Net cash provided by financing activities.....         7,122           1,479             -                -              -
                                               --------------  -------------- --------------  --------------  ------------
Net (decrease) increase in cash and cash
equivalents................................... $      (1,107)  $      24,119  $      (8,355)  $     (13,350)  $    (13,270)
                                               ==============  ============== ==============  ==============  =============


Thirty-Nine Weeks Ended October 25, 1997 and Thirty-Nine Weeks Ended October 26, 1996

         Net cash used for operating activities was $8.0 million or 4.1% of net sales for the thirty-nine weeks ended October 25, 1997 compared to $10.7 million or 5.4% of net sales for the thirty-nine weeks ended October 26, 1996. This $2.7 million decrease is attributable to a reduced 1997 inventory increment, offset partially by decreases in current liabilities in 1997 compared to increases in 1996.

         Net cash used for investing activities was $5.3 million for the thirty-nine weeks ended October 25, 1997 and $2.6 million for the thirty-nine weeks ended October 26, 1996. The increase is due to the capital expenditure program being higher in 1997 as it relates to four new stores that opened in 1997 (one in March 1997, two in July 1997 and one in October 1997) and the installation of new integrated systems and related hardware.

         Net cash provided by financing activities was zero in both fiscal periods.

Fiscal 1996, Fiscal 1995 and Fiscal 1994

         For fiscal 1996, the Company experienced a deficit in net cash provided by operating activities of $4.4 million or 1.7% of net sales compared to net cash provided by operating activities of $23.6 million or 9.1% of net sales for fiscal 1995. For fiscal 1994, the Company experienced a deficit in net cash provided by operating activities in the amount of $7.0 million or 2.3% of net sales. Cash flows from operating activities consist primarily of the Company's net loss adjusted for certain noncash expenses, such as depreciation and amortization expense, deferred income taxes and noncash reorganization items, as well as changes in working capital amounts, such as merchandise inventories and accounts payable. Comparing fiscal 1996 to fiscal 1995, the $28.0 million decrease in net cash provided by operating activities was due to a $12.0 million increase in the net loss adjusted for non-cash items, and a $40.0 million decrease in cash from the net decrease in working capital items. Comparing fiscal 1995 to fiscal 1994, the $30.6 million improvement in net cash provided by operating activities was due to a $2.0 million improvement in the net loss adjusted for non-cash items, including non-cash reorganization items and an additional $28.6 million in cash from the net increase in working capital items. Both fiscal 1995 and fiscal 1996 were impacted by the Company's filing the Chapter 11 Case on April 12, 1995.

         Net cash used for investing activities was $4.0 million in fiscal 1996, $1.0 million in fiscal 1995 and $1.2 million in fiscal 1994. Purchases of property and equipment were $4.0 million, $1.1 million and $1.2 million for fiscal 1996, fiscal 1995 and fiscal 1994, respectively. These property and equipment additions related primarily to the remodeling of existing stores, as well as technology expenditures and new stores in fiscal 1994 as discussed in more detail herein under "-- Capital Expenditures."

         Net cash provided by financing activities was zero in fiscal 1996, $1.5 million in fiscal 1995 and $7.1 million in fiscal 1994.

Capital Expenditures

         The Company's primary capital requirements have been for the remodeling of existing stores, the opening of new stores and the enhancement of management information systems. The Company spent a total of $4.6 million during the three year period ended January 25, 1997 to upgrade/remodel existing stores. Also during the past three years, approximately $1.2 million was invested in new management information systems that included an upgraded technology infrastructure throughout the organization and improved distribution center technology.

         In connection with the technology upgrade, management believes that the new management information system is Year 2000 compliant and that the Company will not incur any additional significant costs for Year 2000 compliance. The Company is not certain whether its customers, suppliers and other constituents are Year 2000 compliant. If such customers, suppliers and other constituents are not Year 2000 compliant, the resolution of their Year 2000 issues could represent a material event or uncertainty that could reasonably be expected to significantly impact the Company's future results of operations.

         Capital spending is expected to be approximately $5.0 million to $6.5 million in each of fiscal 1997 and fiscal 1998 for the opening of new stores, remodeling of existing stores and new management information systems. The Company will fund these capital expenditures from cash generated by operations and borrowings under the Credit Facility. The Company expects to remodel additional stores and to open six to seven stores in each of the next several years. The remaining capital expenditures will be expended primarily to further enhance the technology platform throughout the Company. During the thirty-nine weeks ended October 25, 1997, the Company spent $5.4 million on capital expenditures.

Credit Facilities

         At January 25, 1997, the Company was a party to the DIP Credit Facility, which provided up to $30 million to fund working capital needs and for general corporate purposes. The Company did not utilize the DIP Credit Facility for any direct borrowings in fiscal 1996 or 1995. The Company limited the use of the DIP Credit Facility to the issuance of letters of credit. The DIP Credit Facility terminated on August 26, 1997, the date the Company emerged from Chapter 11 reorganization.

         On August 26, 1997, the Company entered into the three-year Credit Facility, under which CIT acts as Agent for the Lenders. The Credit Facility provides a $40 million revolving credit facility, including a $15.0 million subfacility for the issuance of letters of credit. The Credit Facility is secured by substantially all of the Company's assets. The Credit Facility provides further that proceeds may be used solely to fund working capital in the ordinary course of business and for other general corporate purposes. The loans bear interest at the CIT reference rate plus .375% or, at the option of the Company, the Eurodollar Rate plus 2.25%.

         Under the terms of the Credit Facility, capital expenditures are limited to $7.0 million in fiscal years 1997, 1998 and 1999 and to $5.0 million for the period commencing January 30, 2000 and ending August 31, 2000, the expiration date of the Credit Facility. The Credit Facility further stipulates certain borrowing limitations based on the Company's inventory levels. The Credit Facility also requires that the Company maintain certain financial covenants.

         At October 25, 1997, the Company had approximately $26.8 million of availability under the Credit Facility, after considering outstanding letters of credit of approximately $4.1 million.

Income Tax Matters

         Pursuant to the Plan, Administrative Expenses and Priority Claims generally will be paid in full. Other claims against the Company will be paid at a discount. Payments of claims at a discount result in cancellation of indebtedness ("COD") income. An estimated $19 million of COD income may arise from payment of claims at a discount.

         This COD income ultimately may be excluded from the Company's taxable income pursuant to certain bankruptcy exclusion rules, which the Company plans to use. However, if the Company excludes COD income from its taxable income because of the bankruptcy exclusion rules, generally, after the determination of the Company's tax for the taxable year of discharge, the amount excluded from the gross income must be applied to permanently reduce the following relevant tax attributes of the Company in the order and in the amounts set forth below.

         o first NOLs for the taxable year of the discharge and then NOL carryovers to such taxable year, dollar-for-dollar;
         o general business credit carryovers to or from the taxable year of discharge, 33-1/3 cents for each dollar of excluded income;
         o the minimum tax credit available under Section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of discharge, 33-1/3 cents for each dollar of excluded income;
         o any net capital losses for the taxable year of the discharge and any capital loss carryover to such taxable year, dollar-for-dollar;
         o the basis of the taxpayer's assets, both depreciable and nondepreciable, held by the taxpayer at the beginning of the taxable year following the taxable year in which the discharge occurs dollar-for-dollar, but the basis reduction shall not exceed the excess of the aggregate bases of the property held by the taxpayer immediately after the discharge over the aggregate of the liabilities of the taxpayer immediately after the discharge.

         In the Company's financial statements and the related notes included elsewhere in this Registration Statement, the Company reported a federal income tax NOL carryforward of approximately $50 million as of January 25, 1997. The amount of the NOL carryforwards along with the NOL for the thirty-nine weeks ended October 25, 1997, and certain other tax attributes available to the Company as of the Effective Date, will be reduced substantially, to approximately $31 million, as a result of the discharge and cancellation of various prepetition liabilities under the Plan.

         Tax attributes remaining after the application of the above COD rules would then be subject to limitation- on-utilization rules. The Tax Code imposes limitations on the utilization of tax attributes, such as NOL carryovers, after certain changes in the ownership of a loss company. The Company is a loss company.

         In general, pursuant to Tax Code Section 382, an ownership change of more than 50% of the value of stock of a loss corporation within a three-year testing period (an "Ownership Change") will trigger limitations as to the use of a loss corporation's NOL carryovers ("Section 382 Limitation"). After an Ownership Change, the amount of a loss corporation's taxable income that can be offset by existing NOL carryovers cannot exceed an amount equal to the value of the loss corporation (excluding certain contributions to capital) multiplied by a specific rate of return periodically published by the Internal Revenue Service ("IRS") (the U.S. long-term, tax exempt bond rate). In any given year, this
Section 382 Limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused Section 382 limitations from prior years. (The long-term tax-exempt rate as of the date of this Registration Statement is 5.27%).

         No NOL carryovers or credit carryovers will survive an Ownership Change if a continuity of business enterprise requirement is not met during the two-year period beginning on the date of the Ownership Change of the loss corporation. Under this continuity requirement, the loss corporation is required to continue its historic business or to use a significant portion of its assets in such a business. The Company believes that the continuity of business enterprise requirement will be met.

         Under the Plan, all of the shares of the Company held by its former stockholders were canceled and 100% of the outstanding Common Stock was issued to the Company's creditors (other than 400,000 shares of Common Stock issued to management; see "Executive Compensation - 1997 Stock Incentive Plan - General"). Accordingly, the Company will have an Ownership Change within the meaning of Tax Code Section 382.

         Section 382 of the Tax Code also contains a provision, Section 382(l)(5), which provides that in a Title 11 or similar case under the jurisdiction of a Bankruptcy Court (a "Title 11 Case"), the Section 382 Limitation will not apply to certain Ownership Changes. In the case of the Company, there are specific rules which make Section 382(l)(5) undesirable. The Company may elect instead to be subject to a special valuation rule under Tax Code Section 382(l)(6). Under this special valuation rule, for purposes of computing the annual Section 382 Limitation, the value of the loss corporation is determined by including the increase in the value of such stock that occurs as the result of any surrender or cancellation of the claims of creditors. This special rule might result in a greater value for the Company, and therefore a less onerous Section 382 Limitation on the use of the Company's NOL or credit carryovers.

         The Company intends to elect to have its NOL be governed by the Section 382(l)(6) exception. Based on its federal income tax returns as filed and projections for subsequent periods, the Company believes it will have an NOL of approximately $50 million. However, the amount of the NOL could be reduced because of (i) audit adjustments by the IRS and (ii) any COD income as a result of the attribution reduction rules discussed above. For example, assuming COD income of $19 million, the NOL carryover would be approximately $31 million, rather than approximately $50 million.

         Thus, the Company believes that under the Section 382(l)(6) limitation, if the fair market value of the equity of the Company immediately after the reorganization were approximately $63 million and the long-term tax-exempt rate were 5.27%, the annual utility of the Company's NOL would be approximately $3.3 million, subject to certain adjustment. If the Company has a net unrealized built-in gain with respect to its assets, the annual limitation may be augmented to the extent the Company realizes such gain within the five-year recognition period following the reorganization.

         The amount of NOLs available to the Company is based on factual and legal issues with respect to which there can be no certainty. The actual annual utility of the NOL carryovers will be determined by actual market value and the actual long-term exempt rate at the date of reorganization and may be different from amounts estimated herein. Therefore, the amount of NOL carryovers is subject to adjustments by the IRS and it is entirely possible that the NOLs could be significantly less than $31 million.

         A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Section 382 is applicable to the alternative minimum tax net operating loss. If the Company's consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Company's consolidated group in future years that is otherwise offset by NOLs.

Summary

         The Company believes that its cash and cash equivalents and cash provided by operations, as well as cash available under the Credit Facility, are sufficient to meet the Company's working capital needs, debt repayments and future capital expenditures for the foreseeable future. Any material shortfall in operating cash flows could require management to seek alternative sources of financing or to reduce its capital expenditure plan.

IMPACT OF INFLATION

         In recent years, the impact of inflation on the Company's results of operations has been insignificant. As operating expenses have increased, the Company has been unable, due to competitive pressure, to recover these increases in costs by increasing prices over time. Future results of the Company will depend on, among other things, the competitive environment, the prevailing economic climate and the ability of the Company to adapt to these conditions.

ITEM 3.  PROPERTIES

         The Company's principal owned or leased properties include 128 leased stores, of which 109 are in Texas and 19 are in Louisiana, as well as the Company-owned and operated distribution center/headquarters facility located in Houston, Texas.

         The Company leases all of its 128 stores. Most leases are long-term net leases (i.e., lease contracts without a purchase option) which expire on varying dates through 2008. Most of the store leases include renewal options for an additional 5 to 15 years and require the Company to pay taxes, insurance and certain common area maintenance costs in addition to specified minimum rent. Most of the leases also require the payment of contingent rent based upon a specified percentage of sales in excess of a base amount.

         The following table sets forth, as of December 1, 1997, the number of leases that will expire in each of the indicated calendar years (excluding renewal options):

                                      Number of
        Calendar Year              Leases Expiring
        -------------              ---------------
            1998                         23
            1999                         33
            2000                         26
            2001                         21
            2002                         15
         Thereafter                      10
                                        ---
            Total                       128


         Most of the Company's stores are either free standing structures or anchors in strip shopping centers. The vast majority of the stores were opened from the mid-1970's to the early 1990's. The Company did not open any new stores in fiscal 1995 or fiscal 1996. Consistent with the Company's operating strategies, the Company opened four new stores in fiscal 1997. Furthermore, in fiscal 1996 and 1997, the Company remodeled 20 existing stores to the prototype format. The Company enters into and terminates leases from time to time in the ordinary course of business as new stores are opened and stores are closed.

         The Company's distribution center/headquarters facility in Houston, Texas contains approximately 376,000 square feet and is located on approximately
8.2 acres of land. Such real property is subject to an encumbrance created by the Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement entered into by the Company for the benefit of CIT in connection with the Credit Facility.

         The Company considers its stores and its distribution center/headquarters facility to be suitable and adequate for its operations for the foreseeable future.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         To the best knowledge of the Company, the following table sets forth certain information concerning the beneficial ownership as of October 25, 1997 of Common Stock by (a) each stockholder known by the Company to own beneficially in excess of five percent of the Common Stock, (b) each executive officer named in "Executive Compensation -- Summary Compensation Table" and each member of the Board of Directors and (c) all such executive officers and members of the Board of Directors as a group. Except as otherwise indicated, to the best knowledge of the Company, all persons listed below have (i) sole voting power and investment power, except to the extent that authority is shared by spouses under applicable law, and (ii) both record and beneficial ownership with respect to the shares of Common Stock indicated as being beneficially owned by them.

                  Name of             Number of Shares           Estimated
             Beneficial Owner       Beneficially Owned  Percentage Ownership (1)
             ----------------       ------------------  ------------------------


Chase Bank of Texas. ....................    8,558,252                45.0%
707 Travis Street
Houston, Texas  77002

Magten Asset Management Corp. (2)........    1,214,006                 6.4%
35 East 21st Street
New York, New York  10010

Herbert R. Douglas (3)...................      160,000                  *

Raymond J. Miller (3)....................       80,000                  *

Jerome L. Feller (3).....................       80,000                  *

James L. Berens (3)......................       40,000                  *

Joseph J. Kassa (3)......................       40,000                  *

Michael G. Klaiman (3)...................           --                 --

Richard B. Stark.........................           --                 --

F. Hall Webb.............................          (4)                (4)

Merwin F. Kaminstein.....................           --                 --

Gasper Mir...............................           --                 --

Melvyn L. Wolff..........................           --                 --

Randall L. Lambert.......................           --                 --

All directors and named executive officers
as a group (12 persons) (3), (4).........     8,958,252                47.1%

-----------------------------
(1) Based on the total number of shares of Common Stock required to be issued pursuant to the Plan. The Plan required the Company to issue an aggregate of 18,600,000 shares of Common Stock (excluding 400,000 shares of Restricted Stock issuable pursuant to the Weiner's Stores, Inc. 1997 Stock Incentive Plan (the "Stock Plan")), assuming the allowed amount of all claims filed against the Company by its general unsecured creditors will not exceed $85.2 million, the Company's current estimate of the total amount needed to settle such claims. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters" and "Description of Registrant's Securities to Be Registered."
(2) Magten Asset Management Corp. is a registered investment advisor that, to the best of the Company's knowledge, manages a number of discretionary accounts including Magten Partners, LP, Magten Group Trust, The Saturn Fund, and Hughes Master Retirement Trust. Magten Asset Management Corp. disclaims any beneficial ownership of such Common Stock.
(3) Does not include shares subject to options granted members of management, including Messrs. Douglas (250,000), Miller (125,000), Feller (125,000), Berens (75,000), Kassa (75,000) and Klaiman (25,000), respectively, as well as 225,000 shares subject to options granted to other executives, in each case pursuant to the Stock Plan. See "Executive Compensation -- Options Granted in Fiscal Year 1997."

(4) Mr. Webb, who is a Director of the Company, is Senior Vice President of Chase Bank of Texas and may therefore be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by Chase Bank of Texas. Mr. Webb disclaims beneficial ownership of such Common Stock.

*     Less than one percent of the Common Stock.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names, ages, and positions with the Company of executive officers and members of the Board of Directors, as well as the year each joined the Company and/or its Board:

                                            Year Joined
            Name                  Age         Company                                Position Held
-----------------------------   -------   --------------   --------------------------------------------------------
Herbert R. Douglas...........     55           1995        Chairman, President, Chief Executive Officer and Director
Raymond J. Miller............     46           1995        Vice President, Chief Financial Officer and Director
Jerome L. Feller.............     56           1995        Vice President, General Merchandise Manager
James L. Berens..............     48           1996        Vice President, Stores
Joseph J. Kassa..............     42           1996        Vice President, Marketing, Sales Promotion and Real Estate
Merwin F. Kaminstein.........     63           1997        Director
Randall L. Lambert...........     40           1997        Director
Gasper Mir...................     51           1997        Director
F. Hall Webb.................     49           1997        Director
Melvyn L. Wolff..............     66           1997        Director


         Messrs. Douglas and Miller are the only members of the Board who are also officers of the Company. Each of the remaining directors listed below became a member of the Board of Directors on the Effective Date. In connection with the development of the Plan, representatives of the Company consulted with the committee of unsecured creditors appointed by the United States Trustee (the "Creditors Committee") regarding the composition of the Board of Directors.

         The Board of Directors elects officers to hold office until the next annual meeting of the Board of Directors or until their successors are elected, or until their resignation or removal. The Chairman may appoint additional officers to hold office until their successors are appointed, or until their resignation or removal. The current officers were most recently elected by the Board of Directors on September 4, 1997. No family relationships exist among the directors and executive officers of the Company.

         Herbert R. Douglas, Chairman, President, Chief Executive Officer and Director. Mr. Douglas has served as a Director of the Company and as Chief Executive Officer and President since December 1995 and was elected as Chairman of the Board of Directors in September 1997. Mr. Douglas served as President and Chief Executive Officer of Jamesway Corporation, a New Jersey-based discount store chain, from 1994, beginning after the commencement of its bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, and continuing through its emergence from Chapter 11 reorganization and until its liquidation under Chapter 11 in 1995. Prior to his service with Jamesway Corporation, he served in various executive positions with Bradlees, Inc., a Massachusetts-based discount store chain, most recently as Senior Vice President Merchandising.

         Raymond J. Miller, Vice President, Chief Financial Officer and Director. Mr. Miller has served as a Director of the Company since August 1997 and has held his current position since January 1996. Mr. Miller served as Chief Financial Officer from February 1995 until January 1996. Mr. Miller served as Executive Vice President Finance and Operations of Carlisle Retailers, Inc., an Ohio-based specialty retail store chain, from 1988 to 1995. Carlisle Retailers, Inc. commenced bankruptcy proceedings under Chapter 11 of the Bankruptcy
Code in 1993 and emerged from Chapter 11 reorginzation in 1994. Prior to his service with Carlisle Retailers, Inc., he served as Vice President - North America Operations of Industrial Equity Pacific Limited, a Hong Kong-based international investment firm.

         Jerome L. Feller, Vice President, General Merchandise Manager. Mr. Feller has served as Vice President, General Merchandise Manager since December 1995. Mr. Feller served as Senior Vice President, General Merchandise Manager of Jamesway Corporation, a New Jersey-based discount store chain, in 1995. Prior to his service with Jamesway Corporation, he was an owner of a women's specialty clothing store in Florida.

         James L. Berens, Vice President, Stores. Mr. Berens has served as Vice President, Stores since January 1996. Mr. Berens served as Vice President Regional Store Management of Jamesway Corporation, a New Jersey- based discount store chain, in 1995. Prior to his service with Jamesway Corporation, he served in various executive positions with Caldor Corporation, a Connecticut-based discount store chain.

         Joseph J. Kassa, Vice President, Marketing, Sales Promotion and Real Estate. Mr. Kassa has served as Vice President, Marketing, Sales Promotion and Real Estate since April 1997. Prior thereto, Mr. Kassa served as Vice President, Marketing and Sales Promotion since February 1996. Mr. Kassa served as Senior Vice President of Advertising, Marketing & Sales Promotion of Jamesway Corporation, a New Jersey-based discount store chain, from 1991 to 1995. Prior to his service with Jamesway Corporation, he served as Vice President of Marketing and Advertising with Consumers/Singers, a manufacturer and catalog retailer based in New Jersey.

         Merwin F. Kaminstein, Director. Mr. Kaminstein is Chairman of the Board of Brookstone Company, Inc. ("Brookstone"), a specialty retail store chain based in Massachusetts. From 1990 until 1995, Mr. Kaminstein served Brookstone as Chairman of the Board and Chief Executive Officer. Prior to his employment with Brookstone, Mr. Kaminstein was an independent consultant and a partner at the Pyramid Companies, a retail real estate development company based in upstate New York.

         Randall L. Lambert, Director. Mr. Lambert is the Managing Director of Chanin Kirkland Messina LLC, a distressed and specialty situation brokerage firm based in New York. Mr. Lambert is currently a director of Today's Man Inc., a publicly traded retailer of men's apparel. Prior to his service with Chanin Kirkland Messina LLC, he served as Managing Director of Private Transactions of BDS Securities, LLC, a distressed and specialty situation brokerage firm based in New York, from 1995 to 1997. Prior to his service with BDS Securities, LLC, he served in various executive positions with Brian M. Freeman Companies, an investment banking firm in Millburn, New Jersey.

         Gasper Mir, Director. Mr. Mir is the founder of the professional accounting firm of Mir-Fox & Rodriguez, P.C., based in Houston, Texas, and has served as its President since 1983.

         F. Hall Webb, Director. Mr. Webb is the Senior Vice President, Special Loans Group, with Chase Bank of Texas based in Houston, Texas, since 1987. Mr. Webb held various executive positions with Chemical Bank/Chase Bank from 1973 to present.

         Melvyn L. Wolff, Director. Mr. Wolff is the Chairman of the Board and Chief Executive Officer of Star Furniture Company, a furniture retailer based in Texas. He has held both positions for over five years, prior to which he was the owner and President for 30 years.

         Election of Directors. The Company's Restated Bylaws (the "Bylaws") fix the size of the Board of Directors at no fewer than five and no more than nine members, to be elected annually by a plurality of the votes cast by the holders of the Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected, or until their earlier resignation or removal. The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") does not provide for cumulative voting or classification of directors into separate classes. The Bylaws require the first annual stockholders meeting to be held in May 1998 and succeeding meetings to be held annually in May thereafter, or such other date designated by the Board of Directors. The Certificate of Incorporation requires any amendment by the stockholders which would increase the size of the Board of Directors to be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock. For additional discussion of these and other corporate governance matters, see "Certain Relationships and Related Transactions" and "Description of Registrant's Securities to Be Registered," as well as the Certificate of Incorporation, Bylaws and other documents referred to under such sections and filed as exhibits to this Registration Statement.

         Board Committees. The Company's Bylaws require the Board of Directors to create an Audit Committee and permit the Board of Directors to create additional committees comprised of members of the Board of Directors appointed by the Board of Directors. Following the Effective Date, the Board of Directors established the committees described below.

         The Audit Committee consists of three directors independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee recommends the selection of the Company's independent auditors, periodically reviews the adequacy of the Company's internal financial controls, reviews with the Company's independent auditors the annual audit, and periodically reviews the terms of material transactions between the Company and its affiliates and subsidiaries. The Audit Committee currently consists of Messrs. Mir, as its chairman, Webb and Lambert.

         The Compensation Committee consists of three directors independent of management, and its function includes administration of the Stock Plan and other management compensation matters. The Compensation Committee currently consists of Messrs. Wolff, as its chairman, Kaminstein and Mir.

         The Executive Committee consists of three directors and functions such that, between meetings of the Board of Directors, it has and may exercise, except as otherwise provided by law, all the powers of the Board of Directors in the management of the property, business and affairs of the Company. The Executive Committee currently consists of Messrs. Douglas, as its chairman, Webb and Wolff.

         The Nominating Committee functions will be performed by the Executive Committee, which will recommend to the Board of Directors the names of persons to be nominated for election as members of the Board of Directors of the Company.

ITEM 6.  EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and non-cash compensation for the Company's last completed fiscal year, to the extent applicable, earned by
(i) the Chairman, President and Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers of the Company on January 25, 1997 and (iii) two additional individuals who would have been included among the four other most highly compensated executive officers of the Company for the fiscal year ended January 25, 1997 but for the fact that such individuals were not serving as executive officers of the Company on January 25, 1997.

                                                                                            Long-Term
                                                Annual Compensation                       Compensation
                                                -------------------                          Awards
                                                                                             ------
                                                                     Other        Restricted       Securities
                                                                    Annual           Stock         Underlying
                                      Salary         Bonus       Compensation       Awards          Options/          All Other
                                        ($)           ($)             ($)             ($)          SARS(#)(1)      Compensation(2)
                                      ------         -----       -------------    -----------      -----------     ---------------
Herbert R. Douglas...............   $   450,000  $    325,000   $        4,381               -                -   $          35,086
  Chairman, President & Chief
  Executive Officer
Raymond J. Miller................       200,000             -                 -              -                -              25,411
  Vice President & Chief Financial
  Officer
Jerome L. Feller.................       200,000             -                 -              -                -              22,378
  Vice President, General
  Merchandise Manager
James L. Berens..................       148,856             -                 -              -                -              19,023
  Vice President, Stores
Joseph J. Kassa..................       120,681             -             6,622              -                -              37,095
  Vice President, Marketing, Sales
  Promotion & Real Estate
Michael G. Klaiman...............       150,000             -                 -              -                -                   -
  Divisional Merchandise Manager
Richard B. Stark.................       150,000             -                 -              -                -                   -
  Divisional Merchandise Manager


--------------------------------
(1) Options were granted in September 1997 and November 1997 pursuant to the Stock Plan. See "- Option Grants in Fiscal Year 1997."
(2) Reflects the dollar value of insurance payments by the Company with respect to term life insurance for the benefit of each named executive officer. Also includes the cost of relocation for each named executive officer and, for Mr. Kassa, a relocation bonus in the amount of $23,310.

EMPLOYMENT AGREEMENTS

         Herbert R. Douglas. On December 5, 1995, the Company entered into an employment agreement with Mr. Douglas, as President and Chief Executive Officer of the Company, which was subsequently amended on May 1, 1997 (as amended, the "Douglas Agreement"). The Douglas Agreement terminates on January 31, 1999. The Douglas Agreement provides that Mr. Douglas will receive a base salary of not less than $450,000 per year. In addition, Mr. Douglas is entitled to performance bonuses as follows in each of fiscal years 1996, 1997 and 1998: (1) 3% of first $2 million of EBIT; plus (2) 4% of next $3.5 million of EBIT in excess of $2 million (i.e., total potential performance bonus of $200,000 each fiscal year); plus (3) an amount equal to the amount calculated pursuant to (2), provided that aggregate amount of performance bonuses under (3) shall not exceed $300,000 during the term of the Douglas Agreement. For fiscal 1996 Mr. Douglas was guaranteed a minimum performance bonus of $200,000 and for fiscal 1997 Mr. Douglas was guaranteed a minimum performance bonus of $100,000. Performance bonuses (1) and (2) are earned if Mr. Douglas is employed as of October 31 of each fiscal year and are payable 30 days after completion of audited financial statements for each fiscal year. Performance bonuses earned pursuant to (3) shall be earned if Mr. Douglas is employed on October 31 of each fiscal year but shall be payable 30 days after completion of audited financial statements for fiscal year 1998. The minimum portion of the performance bonuses for the fiscal years 1996 and 1997 are to be paid on the first business day of January 1997 and 1998, respectively.

         Raymond J. Miller. On February 24, 1995, the Company entered into an employment agreement with Mr. Miller as Chief Financial Officer of the Company which was subsequently amended on April 7, 1995 and May 1, 1997 (the "Miller Agreement"). Such amended employment agreement terminates on January 31, 2000. Pursuant to the Miller Agreement, Mr. Miller will be paid a base salary of $200,000 for fiscal 1997 and $220,000 per year thereafter.

         Jerome L. Feller. On December 13, 1995, the Company entered into an employment agreement with Jerome L. Feller as General Merchandise Manager and Vice President which was subsequently amended May 1, 1997 (the "Feller Agreement"). The Feller Agreement terminates on January 31, 2000. Pursuant to the Feller Agreement, Mr. Feller is paid a base salary of $200,000 for fiscal 1997 and $220,000 per year thereafter.

         Other Employment Agreements. The Company has entered into agreements with certain key employees in an effort to retain the continuity of the core management team for a meaningful period following the Effective Date. In addition, with respect to certain of its officers, other than Messrs. Douglas, Miller and Feller, the Company has, while not in any way altering such employees' employment at will status, provided for a separation payment equal to twelve months base salary in the event of their termination other than for cause. The Company has also in respect to certain key employees, while not in any way altering such employees' employment at will status, provided for a separation payment equal to six months base salary in the event of their termination other than for cause. The purpose of such agreements is to provide the Company with continuity of management by providing its officers and key employees with appropriate assurances of employment security sufficient to allow them to concentrate on their duties for the Company without distraction.

         The above-mentioned agreements, including the employment agreements of Messrs. Douglas, Miller and Feller, provide for severance payments if the executives are terminated for other than for cause (as such term is defined in each respective agreement), varying from six months to two years' salary and bonus. If all of the executives and key employees were terminated, the Company's estimated aggregate severance payment obligation would be approximately $1,750,000.

OPTION GRANTS IN FISCAL YEAR 1997

         On September 4, 1997 and November 17, 1997, pursuant to the Plan and the Stock Plan, the Company granted options to purchase Common Stock to certain officers and key employees of the Company at an exercise price of $1.15 per share, the fair market value as determined by the Compensation Committee. The following table sets forth information concerning the stock options granted under the Stock Plan to the named executive officers:


                                Number of                                                    Potential Realizable Value at
                               Securities        % Total                                     Assumed Annual Rates of Stock
                               Underlying        Options      Exercise                                   Price
                                 Options        Granted to      Price       Expiration       Appreciation for Option Term
                               Granted (#)       Employees     ($/Sh)          Date             5% ($)           10% ($)
                            -----------------  ------------  -----------  ---------------  ----------------  -----------

Herbert R. Douglas........          250,000           27.8       $1.15      09/04/2007           $180,807         $458,201
Raymond J. Miller.........          125,000           13.9        1.15      09/04/2007             90,404          229,100
Jerome L. Feller..........          125,000           13.9        1.15      09/04/2007             90,404          229,100
James L. Berens...........           75,000            8.3        1.15      09/04/2007             54,242          137,460
Joseph J. Kassa...........           75,000            8.3        1.15      09/04/2007             54,242          137,460
Michael G. Klaiman........           25,000            2.8        1.15      09/04/2007             18,081           45,820

--------------------------------
(1) The options for Mr. Douglas vest one-third on January 15, 1998 and the remainder on January 15, 1999. All other options vest equally over three years, at a rate of one-third of such options per year on each anniversary of the date of the grant, beginning one year from the date of the grant. All options expire in ten years. The Stock Plan provides for an acceleration of the vesting in the event of a change in control (as defined therein).
(2) Pursuant to the Stock Plan, the exercise price of the options shall not be less than 100% of the Fair Market Value (as therein defined) on the date the stock option is granted.

         The options listed above were the only options covering the Company's securities held as of January 15, 1998 by the persons named. Other than the 83,333 options for Mr. Douglas that vested on January 15, 1998, none of the options are currently exercisable.

                            1997 STOCK INCENTIVE PLAN

GENERAL

         The Board of Directors has adopted the 1997 Stock Incentive Plan (the "Stock Plan"), which became effective on the Effective Date, and which is administered by the Compensation Committee of the Board of Directors (the "Stock Plan Committee"), which consisted of at least three Board Members who were "disinterested persons" (as such term is defined in the rules and regulations under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The Stock Plan is intended to provide incentives to eligible employees to remain employed by the Company and achieve the performance goals and objectives of the Company. The Chief Executive Officer and 38 other officers and other management employees (collectively, the "Eligible Employees") were deemed by the Stock Plan Committee to be eligible to participate in the Stock Plan. Pursuant to the Stock Plan, the Stock Plan Committee in September 1997 and November 1997 granted to Eligible Employees, subject to vesting, incentive stock options to purchase 900,000 shares of Common Stock.

         Also, in September 1997, pursuant to the Plan, the Stock Plan Committee granted stock awards to the following persons in the following total numbers of shares of Common Stock:

                                   Name and Title                        Total
                                   --------------                        -----

Herbert R. Douglas,...................................................  160,000
         President & Chief Executive Officer

Raymond J. Miller,....................................................  80,000
         Vice President & Chief Financial Officer

Jerome L. Feller,.....................................................  80,000
         Vice President, General Merchandise Manager

Joseph J. Kassa,......................................................  40,000
         Vice President, Marketing, Sales Promotion & Real Estate

James L. Berens,......................................................  40,000
                                                                       ---------
         Vice President, Stores

TOTAL.................................................................  400,000


         One hundred percent of each stock award shall become transferable on January 15, 2000, except that one hundred percent of the stock award granted to Mr. Douglas shall become transferable on January 15, 1999. The stock awards granted to Messrs. Douglas, Miller, Feller, Kassa and Berens shall become transferable upon a "change in control" of the Company, as defined in the Stock Plan. These five individuals will also receive an additional amount from the Company equal to the income tax gross-up at such person's marginal tax rate in the year(s) that income on the stock award(s) resulting from the removal of restrictions on such stock award(s) becomes taxable. In addition, these five individuals have agreed to waive their right to make elections under Section 83(b) of the Tax Code with respect to such stock awards.

         The following summary of certain terms of the Stock Plan is qualified in its entirety by reference to the full text thereof, which is set forth as
Exhibit 10.1 to this Registration Statement.

ADMINISTRATION

         Unless the Board of Directors otherwise determines, the Stock Plan will be administered by a committee or subcommittee appointed by the Board of Directors from among its members, all of which will qualify as (i) a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act and (ii) an "outside director" within the meaning of Section 162(m) of the Tax Code. Subject to the limitations set forth in the Stock Plan, such plan vests broad powers to the Stock Plan Committee to administer the Stock Plan, including authority to (1) select the persons to be granted awards thereunder, (2) determine the size and type of awards granted thereunder, (3) construe and interpret the Stock Plan and (4) establish rules and regulations for the administration of such plan.

NUMBER OF SHARES AVAILABLE

         The Stock Plan provides for the grant of up to 1,400,000 shares of Common Stock in any one, or a combination, of stock options or stock awards. The maximum number of shares of Common Stock with respect to which stock awards may be granted under the Stock Plan during the term of the Stock Plan shall not exceed 400,000 shares. The maximum number of shares of Common Stock with respect to which awards may be granted or measured to any individual participant under the Stock Plan during the term of the Stock Plan shall not exceed 750,000 shares, provided that the maximum number of shares of Common Stock with respect to which stock options may be granted to an individual participant under the Stock Plan during the term of the Stock Plan shall not exceed 500,000 shares (in each case, subject to certain adjustments).

         Any shares subject to an award that remain unissued upon termination of the award will become available for additional awards under the Stock Plan. In the event of a stock split, recapitalization or similar event, or a corporate transaction, such as a merger, consolidation or similar event, an adjustment will be made to each outstanding stock option and the Stock Plan Committee will have the authority to equitably adjust the aggregate number and kind of shares subject to such plan and the number, kind and price of shares subject to outstanding awards.

AWARDS UNDER THE STOCK PLAN

         Awards and Eligibility. The Stock Plan permits the issuance of the following awards: (1) nonqualified stock options ("NQSOs") and incentive stock options ("ISOs") and (2) stock awards. Participants shall consist of such key employees and non-employee directors of the Company and any of its subsidiaries as the Stock Plan Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Stock Plan Committee may designate from time to time to receive awards under the Stock Plan. Notwithstanding the foregoing, only key employees of the Company or any of its subsidiaries on the date of grant are eligible to receive grants of ISOs.

         Stock Options. Under the Stock Plan, the Stock Plan Committee has the authority to grant to any participant one or more ISOs, NQSOs, or both. Each stock option granted under the Stock Plan will have such per share exercise price as the Stock Plan Committee may determine on the date of grant, provided that the per-share exercise price shall not be less than 100 percent of the Fair Market Value (as defined in the Stock Plan) of the Common Stock on the date the stock option is granted. Fair Market Value is defined in the Stock Plan as (i) the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Common Stock is readily tradeable on a national securities exchange or other market system or (ii) if the Common Stock is not readily tradeable, the amount determined in good faith by the Board of Directors as the fair market value of the Common Stock.

         The stock option exercise price may be paid in cash or, at the discretion of the Stock Plan Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. At the discretion of the Stock Plan Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Stock Plan Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Stock Plan, including, without limitation, in lieu of the exercise of a stock option by delivery of shares of Common Stock then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the stock option.

         Stock options granted under the Stock Plan will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Stock Plan Committee, provided that no stock option shall be exercisable later than 10 years after the date it is granted.

         The aggregate market value (determined as of the time the stock option is granted) of the Common Stock with respect to which ISOs (under all option plans of the Company) are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. For the purposes of the preceding sentence, (i) ISOs will be taken into account in the order in which they are granted and (ii) ISOs granted before 1987 will not be taken into account. ISOs may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Tax Code) more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any of its subsidiaries, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option. In addition, no ISO shall be issued to a participant in tandem with an NQSO.

         All stock options granted pursuant to the foregoing provisions, and the compensation attributable to such stock options, are intended to (i) qualify as Performance-Based Awards (as described below) or (ii) be exempt from the deduction limitation imposed by Section 162(m) of the Tax Code.

         Stock Awards. The Stock Plan Committee may, in its discretion, grant stock awards consisting of Common Stock issued or transferred to participants with or without other payments as additional compensation for services to the Company. Stock awards may be subject to such terms and conditions as the Stock Plan Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods. The Stock Plan Committee may require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The stock award agreement shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a stock award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares. Certain stock awards granted under the foregoing provisions, and the compensation attributable to such stock awards, are intended to (i) qualify as Performance-Based Awards (as described below) or
(ii) be exempt from the deduction limitation imposed by Section 162(m) of the Tax Code.

         Performance-Based Awards. Certain awards granted under the Stock Plan may be granted in a manner such that the awards qualify for the performance-based compensation exemption of Section 162(m) of the Tax Code ("Performance-Based Awards"). Unless otherwise exempt from the deduction limitation imposed by Section 162(m) of the Tax Code, all stock options granted under the Stock Plan are intended to qualify as Performance- Based Awards. With respect to stock awards that are intended to qualify as Performance-Based Awards, the Stock Plan Committee, in its sole discretion, will determine that the granting or vesting (or both) of such Performance-Based Awards will be based on certain performance measures. Performance-Based Awards will be based on one or more of the following factors: net sales; pre-tax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. In addition, with respect to stock awards that are intended to qualify as Performance-Based Awards, (i) the Stock Plan Committee will establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply by certain specified deadlines and (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Stock Plan Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. In addition, with respect to stock awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Stock Plan Committee will not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Tax Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Stock Plan Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

DURATION, AMENDMENT AND TERMINATION

         No award will be granted more than 10 years after the effective date of the Stock Plan, provided that the terms and conditions applicable to any award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant under the Stock Plan, under the Stock Plan or under any other present or future plan of the Company, awards may be granted to such participant in substitution and exchange for, and in cancellation of, any awards previously granted such participant under the Stock Plan, or any other present or future plan of the Company. The Board of Directors may amend the Stock Plan from time to time or suspend or terminate the Stock Plan at any time but no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No amendment of the Stock Plan shall, without approval of the stockholders of the Company, (i) increase the total number of shares which may be issued under the Stock Plan, (ii) increase the maximum number of shares with respect to stock options and stock awards that may be granted to any individual under the Stock Plan, (iii) modify the requirements as to eligibility for the awards under the Stock Plan or (iv) disqualify any ISOs granted under the Stock Plan.

CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1.0 million per executive per taxable year (including any deduction with respect to the exercise of an NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. Also, the limitations of Section 162(m) do not apply to corporations that are not publicly held corporations. It is possible that the Stock Plan may qualify for the performance-based compensation exception to
Section 162(m) or that Section 162(m) would not apply because the Company was not a publicly held corporation at the time the Stock Plan was adopted. However, this conclusion is not free from doubt.

INCENTIVE COMPENSATION PLAN

         In January 1996, the Company adopted a Management Incentive Compensation Plan (the "Incentive Compensation Plan") for the purpose of maximizing operating results of the Company by instilling in key employees a sense of participation in the Company's success. Pursuant to the Incentive Compensation Plan, cash awards are payable based upon the Company meeting pre-determined earnings before depreciation and amortization, interest, taxes and reorganization items amount. No cash awards were earned in 1996. The Company intends to continue the incentive compensation plan.

PENSION PLAN

         The Company sponsors a profit sharing plan for its employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors and are limited to the amount deductible under the Tax Code.

         The Company also sponsors a 401(k) defined contribution plan that covers all salaried employees. Employees may contribute up to 15% of their compensation for any year. Company contributions are at the discretion of the Board of Directors.

DIRECTORS COMPENSATION

         The Board of Directors may fix the compensation of Directors and may provide for the payment of all expenses incurred by them in attending meetings of the Board of Directors. Any Director who is an employee of the Company receives no compensation for service on the Board of Directors or its committees. No outside directors' compensation was paid by the Company during fiscal 1996.

         As of the Effective Date, the outside directors' compensation consists of (i) a $25,000 annual retainer, (ii) a $2,000 per meeting fee for attendance in person and (iii) a $3,000 Committee Chairman retainer. The annual retainer is designed to cover the annual stockholders meeting, regular board meetings, and up to six telephonic meetings. There are no fees for committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of three directors, all of whom are independent of management, and its function includes administration of the Stock Plan and other management compensation matters. The Compensation Committee currently consists of Mr. Wolff, as its chairman, Mr. Kaminstein and Mr. Mir, none of whom was, during fiscal 1996 or prior thereto, an officer or employee of the Company or of its subsidiary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of the Company for fiscal 1996 is provided by the Compensation Committee of the Company's Board of Directors.

         The Compensation Committee was not formed until after the Effective Date and neither it (nor any other committee of the Board of Directors, or the Board as a whole) made any recommendations or decisions concerning compensation of the Company's executive officers during fiscal 1996. Going forward, recommendations regarding compensation of the Company's executive officers (other than the Chief Executive Officer) will be prepared by Herbert R. Douglas and submitted to the Compensation Committee of the Board of Directors for approval. Herbert R. Douglas and Raymond J. Miller, who are ad hoc members of the Compensation Committee, do not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to their own compensation, and do not vote on proposals before the Compensation Committee. With regard to the Chief Executive Officer, such compensation for fiscal 1996 was determined pursuant to the Douglas Agreement in accordance with the Plan. See "Executive Compensation - Employment Agreements - Herbert R. Douglas." Going forward, decisions regarding compensation of the Company's Chief Executive Officer will be made by the Compensation Committee, subject to and in accordance with the Douglas Agreement and the Plan. Such decisions may be determined subjectively, and not necessarily tied to corporate performance, with consideration given to the Chief Executive Officer's level of responsibility and importance to the Company relative to other executives of the Company, his time served with the Company, individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company in the future. No fixed, relative weights are assigned to these subjective factors.

         The objectives of the Company's executive compensation policy are to align the interests of the stockholders and management while motivating and retaining key employees. The Company's executive compensation policies combine annual base compensation, incentive bonuses based on operating performance, and long term equity based incentives in order to achieve their overall objective. The Company believes that its programs, taken together, will attract and retain qualified executives who have a significant stake in the long term success of the Company.

         All compensation for the other executive officers will be determined annually by the Compensation Committee and may be increased based on (a) the contribution of the individual to the Company, (b) increases in the scope and complexity of the individual's primary responsibilities, (c) increases in the cost of living, (d) increases in competitive salaries and (e) individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company. Such decisions may be determined subjectively, and not necessarily tied to corporate performance. No fixed, relative weights are assigned to these subjective factors.

         Long term incentives are provided by the grant of stock options. The purposes of these equity based incentives are to retain these employees and to align the long term interests of management with the stockholders.

Stock options are granted at their fair market value. Options vest over a period of time, as determined by the Compensation Committee. Factors determining stock option grants are similar to the factors determining increases in base pay.

         The Compensation Committee believes that the Company's overall compensation policies are appropriate to align the interests of management and the stockholders and to retain key executives.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Melvyn L. Wolff, Chairman
                              Merwin F. Kaminstein
                                   Gasper Mir

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There are no relationships or related transactions between the Company and its officers, directors and other related parties, except for certain transactions and certain settlements related to the Chapter 11 Case described below (i) with certain persons who on the Effective Date held five percent or more of the outstanding Common Stock and (ii) with persons who were formerly members of the Board of Directors. Each such transaction and settlement was negotiated on an arms length basis.

         Transactions and Settlements with Chase Bank of Texas. In respect to claims of Chase against the Company, pursuant to the Plan, Chase was issued, on the Effective Date, 8,558,252 shares of Common Stock. Also on the Effective Date, the Company and Chase entered into a Registration Rights Agreement. See "Business -- Registration Rights Agreement." As of the Effective Date, the Company executed and delivered the General Release to Chase. In consideration of such release provided for in Section 13.6 of the Plan, Chase has agreed to waive its claims, if any, for an administration expense on account of having made a substantial contribution pursuant to section 503(b) of the Bankruptcy Code. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters" and "Description of Registrant's Securities to Be Registered."

         Settlement with Former Owners and Certain Members of the Board of Directors. All of the outstanding Equity Interests (as defined in the Plan) were previously held by Messrs. Sol and Leon Weiner, members of their respective families or trusts for the benefit of immediate members of their respective families or relatives. Additionally, Messrs. Sol and Leon Weiner were previously members of the Board of Directors of the Company. Messrs. Sol and Leon Weiner retained, at their expense, certain professionals who provided them with independent advice in their capacities as members of the Board of Directors and as holders of Equity Interests. Based on the advice of their professionals regarding the potential value of the Company, it is the Company's understanding that, notwithstanding that the Plan does not provide for any distributions to holders of Equity Interests, Messrs. Sol and Leon Weiner believe that such value is sufficient to enable the Company to make distributions to both holders of Allowed Claims (as defined in the Plan) and holders of Equity Interests. Additionally, they had asserted Debenture Claims (as defined in the Plan) in the aggregate amount of $8.2 million and Dividend Claims (as defined in the Plan) aggregating $1.1 million. It is the Company's further understanding that, as part of an overall resolution of issues and disputes regarding the treatment afforded to the Debenture Claims and the Dividend Claims pursuant to Sections 4.6(f) and 5.5(e) of the Plan, which provide for the allowance of the Debenture Claims in the aggregate amount of $5.860 million and the disallowance of the Dividend Claims, respectively, and in consideration of the releases and exculpations provided in Sections 13.4, 13.5 and 13.7 of the Plan, Messrs. Sol and Leon Weiner were willing to forgo their arguments and positions regarding the potential value of the Company under the consensual treatment afforded to Debenture Claims under the Plan.

         The treatment afforded to the Debenture Claims and the Dividend Claims pursuant to Sections 4.6(f) and 5.5(e) of the Plan shall be deemed a compromise and settlement as of the Effective Date pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of Causes of Action of the Debtor (as defined in the Plan) and the holders of Debenture Claims and Dividend Claims in respect to the extent, validity and priority of the Debenture Claims and the Dividend Claims and in respect of the potential value of the Company.

         Debtors Limited Release of Directors and Officers. Section 13.4 of the Plan provides that as of the Effective Date, the Company shall be deemed to have waived and released its present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date from any and all claims of the Company, including, without limitation, claims which the Company otherwise has legal power to assert, compromise or settle in connection with the Chapter 11 Case; provided, however, that Section 13.4 of the Plan shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by the Company to any such person and (ii) in respect of any contractual obligation owed by such person to the Company.

         Claim Holders' Release of Directors and Officers from Claims and Liabilities. Section 13.5 of the Plan provides that as of the Effective Date, each of the Company's present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date (a "Released Director or Officer") shall be released and discharged from any and all claims, obligations, rights, Causes of Action and liabilities which any holder of a Claim against the Company may be entitled to assert, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring on or at any time prior to the Effective Date in any way relating to the Company, the Chapter 11 Case or the Plan; provided, however, such release shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by any holder of a Claim to a Released Director or Officer and (ii) in respect of any contractual obligation owed by a Released Director or Officer to a holder of a Claim; provided, further, however, a Released Director or Officer retains the right to assert and prosecute (x) any direct claim, counterclaim, cross-claim, separate action or similar claim against any entity which maintains that it has a Cause of Action against a Released Director or Officer that has not been released and discharged under the Plan or (y) any claim for indemnification, contribution or otherwise, however denominated, against any entity relating to any Cause of Action against a Released Director or Officer that has not been released and discharged under the Plan. Each holder of a Claim, other than the United States of America, shall be deemed to have agreed to the provisions of Section 13.5 of the Plan, and shall be bound thereby, by reason of, among other things, its acceptance of the Plan and its receipt of any distributions under the Plan.

         Exculpation. In accordance with the Plan and subject to Sections 13.4 ("Debtor's Limited Release of Directors and Officers") and 13.5 ("Claim Holders' Release of Directors and Officers from Claims and Liabilities") of the Plan, neither the Company nor the Creditors Committee nor any of their respective members, officers, directors, employees, advisors or agents will have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and, in all respects, the Company, the Creditors Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing contained in the Plan shall exculpate, satisfy, discharge or release any claims against officers, directors or employees of the Company in their individual capacities.

         Worthless Stock Deduction. The Company will have available certain NOL carryforwards and will utilize the same to offset taxable income. The ability of the Company to utilize such carryforwards may be adversely affected by the actions of the equity security holders of the Company in taking worthless stock deductions with respect to the Equity Interests in the Company during certain tax years. See "Business -- Certain Tax Matters" and "Financial Information -- Management's Discussion and Analysis of Financial Condition on Results of Operations." Accordingly, the Company received from "50-percent shareholders" of the Company (as that term is defined in the Tax Code) an executed stipulation, approved by the Bankruptcy Court, pursuant to which they will agree not to claim a worthless stock deduction for any taxable year of such stockholders ending prior to the Effective Date.

ITEM 8.  LEGAL PROCEEDINGS

         General. The Company is party to ordinary routine litigation, arbitrations and proceedings incidental to its business, the disposition of which is not expected to have a material adverse effect on the Company's business or financial condition.

         Consummation of the Chapter 11 Case and Related Matters. On August 13, 1997, the Bankruptcy Court entered an order confirming the Plan. As of the Effective Date, all property of the Company is free and clear of all claims and interests that arose prior to such Confirmation Date, unless the Plan provided otherwise. As of the Effective Date, except as otherwise provided in the Plan, in exchange for the treatment and rights under the Plan, all such claims against and equity interests in the Company were satisfied, discharged, and released in full and all persons are precluded from asserting against the Company, its assets or properties any other or further claims or equity interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. The Bankruptcy Court retains jurisdiction to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan. For further information, reference is made to the Plan, a copy of which is filed as an exhibit to this Registration Statement.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Market Information. The Company expects to file an application for the Common Stock to be included for quotation in the NASDAQ National Market System and will comply with applicable state securities and "blue sky" laws. There can be no assurance that such application will be approved or, if it is approved, as to the timing of such approval.

         Substantially all of the presently outstanding Common Stock was issued on or about the Effective Date pursuant to the Plan. The consummation of the Plan on the Effective Date resolved the Chapter 11 Case. Pursuant to the Plan, all shares of Common Stock presently outstanding were issued to holders of certain claims against the Company, some of whom may prefer to dispose of their shares rather than retain them. With respect to amounts of Common Stock subject to outstanding options or that could be sold pursuant to Rule 144 under the Securities Act or that the Company has agreed to register under the Securities Act, see "Executive Compensation -- Option Grants in Fiscal Year 1997," "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Related Transactions -- Transactions and Settlements with Chase Bank of Texas" and "Business -- Significant Stockholder" and "-- Registration Rights Agreement."

         The actual market value of the Common Stock issued pursuant to the Plan may have been and may continue to be affected by prevailing interest rates, conditions in the financial markets, the initial issuance of Common Stock to holders of claims and other factors. There is currently no established public trading market for the Common Stock nor is it known whether or when one will develop. There can be no assurance that an active market will develop therefor. Further, there can be no assurance as to the degree of price volatility in any such particular market. While the Plan was developed based on an assumed reorganization value of $3.36 per share of the Common Stock, such valuation is not an estimate of the price at which the Common Stock may trade in the market. The Company has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail for the Common Stock following the Effective Date.

         Holders. There were approximately 500 record holders of the Company's Common Stock as of January 15, 1998.

         Dividends. The Company did not declare or pay any cash dividends with respect to the Common Stock during fiscal 1995, fiscal 1996 or the first three quarters of fiscal 1997. The Company presently does not intend to pay cash dividends in the foreseeable future. In addition, the terms of the Credit Facility prohibit payment of cash dividends on the Common Stock. The payment of cash dividends, if any, will be made only from assets legally available for that purpose, and will depend on the Company's financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the Board of Directors.

         Registration Rights Agreement. The Company and Chase have entered into a Registration Rights Agreement. Under this agreement, Chase may, at certain times, make certain Demand Requests for Demand Registration of all or part of Chase's Registrable Securities, provided that in each case the number of Registrable Securities proposed to be sold by Chase must be equal to no less than 20% of the number of Registrable Securities received by Chase pursuant to the Plan. See "Business -- Registration Rights Agreement." Moreover, most of the stockholders will be permitted to dispose of their shares of Common Stock in public market transactions not requiring registration under federal or state securities laws. Sales of or offers to sell a substantial number of shares, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could adversely affect the market for and prevailing prices with respect to the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

         The Plan required the Company to issue an aggregate of 18,600,000 shares of Common Stock, which were allowed in respect of all claims filed against the Company by its general unsecured creditors. See "Business -- No Prior Market for the Common Stock."

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

         Pursuant to the Plan, the Company has issued or is in the process of issuing shares of Common Stock in the amounts and on the terms summarized elsewhere in this Registration Statement. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters" and "Description of Registrant's Securities to Be Registered," without registration under the Securities Act, or state or local law, in reliance on the exemptions provided for in Section 1145(b) of the Bankruptcy Code. The Company has not issued any other securities within the past three years.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The Company is authorized to issue up to 50,000,000 shares of Common Stock. There are currently no outstanding securities which are convertible into, or exchangeable or exercisable for, shares of Common Stock. Following consummation of the transactions contemplated by the Plan on the Effective Date, 18,600,000 shares of Common Stock were issued and outstanding.

         Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting for the purpose of electing directors and have no preemptive or similar right to subscribe for, or to purchase, any shares of Common Stock or other securities to be issued by the Company in the future. Accordingly, the holders of more than 50% in voting power of the shares of Common Stock voting generally for the election of directors will be able to elect all of the Company's directors.

         Holders of shares of Common Stock have no exchange, conversion or preemptive rights and such shares are not subject to redemption. All outstanding shares of Common Stock, upon issuance thereof pursuant to the Plan, are duly authorized, validly issued, fully paid and non-assessable. Subject to the prior rights, if any, of holders of any outstanding class or series of capital stock having a preference in relation to the Common Stock as to distributions upon the dissolution, liquidation and winding-up of the Company and as to dividends, holders of Common Stock are entitled to share ratably in all assets of the Company which remain after payment in full of all debts and liabilities of the Company, and to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors from time to time out of funds and other property legally available therefor.

         Preferred Stock. The Company is authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors, without further action by the stockholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion right, voting rights, and any other preferences or special rights and qualifications. Shares of Common Stock are subject to the preferences or special rights and powers of any such shares of Preferred Stock as set forth in the Certificate of Incorporation and in the resolutions establishing one or more series of Preferred Stock. Holders of the Preferred Stock, if and when issued, will be entitled to vote as required under applicable Delaware law. Such law includes provisions for the voting of the Preferred Stock in the case of any amendment to the Certificate of Incorporation affecting the rights of holders of the Preferred Stock, the payment of certain stock dividends, merger or consolidation, sale of all or substantially all of the Company's assets and dissolution. The Company has no agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares thereunder.

         Until such time as the Board of Directors determines the Company should issue one or more series of its Preferred Stock, and establishes the respective rights of the holders of such series, it is not possible to state the actual effect of the authorization of the Preferred Stock upon the rights of holders of Common Stock. The effects of such issuance could include, however: (i) reduction of the amount of cash otherwise available for payment of dividends on Common Stock if dividends are also payable on the Preferred Stock, (ii) restrictions on dividends, if any, on Common Stock if dividends on the Preferred Stock are in arrears, (iii) dilution of the voting power of holders of Common Stock and (iv) restriction of the rights of holders of Common Stock to share in the Company's assets upon any liquidation until satisfaction of any liquidation preference granted to the holders of Preferred Stock. In addition, so-called "blank check" preferred stock (such as the Preferred Stock) may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of the Company more difficult, time consuming or costly. The Company has no present intention to issue any Preferred Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The following summary of certain terms of the Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the full text thereof, which are set forth as Exhibits 3.1 and 3.2, respectively, to this Registration Statement.

         Board of Directors. Under applicable provisions of Delaware law and the Bylaws, the size of the Board of Directors may be changed by action of the stockholders or, within certain limits, by the Board of Directors. The Certificate of Incorporation provides that any action to increase the size of the Board (which is currently set at seven members) requires the approval of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock.

         The Bylaws also provide that no person will be eligible for election as a director at a meeting of stockholders unless nominated by the Board of Directors or by a stockholder who gives timely written notice thereof to the Company in the manner specified in the Bylaws and who is a stockholder of record both at the time such notice is given and on the record date for the meeting. To be timely, a stockholder's notice must be given at the Company's principal office, either by personal delivery to the Secretary of the Company or by United States mail, postage prepaid, addressed to the Secretary of the Company. Any such notice must be received (i) with respect to an election to be held at the Annual Meeting of Stockholders, not less than 60 calendar days prior to the anniversary date of the date of the immediately preceding Annual Meeting (or if there was no such prior annual meeting, not less than 60 calendar days prior to the date which represents the fourth Thursday in May of the current year), and
(ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the fifth calendar day following the day on which notice of the special meeting is first delivered to stockholders. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director and must be accompanied by the written consent of each proposed nominee to serve as a director if elected.

         Meetings of Stockholders. The Bylaws require the first annual stockholders meeting to be held on such date as may be designated by resolution of the Board of Directors or, if no such date is designated, in May 1998 and succeeding meetings to be held annually in May, or such other date designated by the Board of Directors. Special meetings of the stockholders may be called by the Chairman or the Chief Executive Officer, by a majority of the Board of Directors of the Company or by stockholders holding of record at least 40% of the issued and outstanding shares of Common Stock.

         The Bylaws also require that a stockholder desiring to bring any business before an annual meeting (other than business which the stockholder has sought to have included in the Company's proxy statement for such meeting) must give timely written notice thereof to the Company and must be a stockholder of record both at the time such notice is given and on the record date for the meeting. To be timely, a stockholder's notice must be given at the Company's principal office, either by personal delivery to the Secretary of the Company or by United States mail, postage prepaid, addressed to the Secretary of the Company. Any such notice must be received not less than 60 calendar days in advance of the anniversary date of the previous year's annual meeting of stockholders (or if there was no such prior annual meeting, not less than 60 calendar days prior to the date which represents the fourth Thursday in May of the current year); provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, then, to be considered timely, notice by the stockholder must be received not later than the close of business on the later of (x) the 60th day prior to such annual meeting or (y) the seventh day following the date on which the notice of the date of the annual meeting was mailed to stockholders or public disclosure thereof was otherwise made. The notice must set forth a brief description of the business desired to be brought before the meeting and the reasons for wanting to conduct such business as well as certain information concerning the stockholder proposing such business, including the stockholder's name and address, the class and number of shares of the Company's stock beneficially owned, any interest which the stockholder may have in such business and a representation that such stockholder is a stockholder of record at the time notice is given and intends to appear in person or by proxy at the meeting to present such business.

         Special Voting Requirements. Under applicable provisions of Delaware law, (i) action by stockholders of a Delaware corporation on certain significant matters, including, in most cases, amendment of the certificate of incorporation, merger, sale of all or substantially all of the corporation's assets and dissolution of the corporation, requires the approval of the holders of a majority of the outstanding shares entitled to vote on the matter unless the certificate of incorporation provides for a greater or lesser vote and (ii) stockholder action on most other matters requires the approval of a majority of the votes cast with respect to such matters unless the certificate of incorporation provides for a greater vote. The Certificate of Incorporation of the Company requires the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock to (i) remove any director(s) from the Board of Directors or increase the number of directors constituting the entire Board of Directors or (ii) amend the Certificate of Incorporation (except as set forth in the paragraph NINTH thereof) or the Bylaws or (iii) approve any merger or other business combination, share exchange, or the sale, lease or exchange of all or substantially all of the Company's assets and property (other than in the usual and regular course of business) or a reclassification of securities or recapitalization of the Company or (iv) change the state of incorporation of the Company.

         Registration Rights Agreement with Chase. For discussion of the Company's Registration Rights Agreement with Chase, see "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

         Potential Effect of Certain Provisions upon an Attempt to Acquire Control of the Company. Certain of the foregoing provisions of the Certificate of Incorporation, Bylaws and agreements with stockholders summarized above may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, including certain types of coercive takeover practices and inadequate takeover bids. These provisions are intended to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Company's potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

         Transfer Agent. The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Company's Certificate of Incorporation contains a provision which, in substance, eliminates directors' personal liability as set forth above.

         Section 145 of the DGCL allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above, effective as of noon on August 26, 1997, to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect.

         See also "Certain Relationships and Related Transactions -- Claim Holders' Release of Directors and Officers from Claims and Liabilities."

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         For the information required by this item, refer to the Index to Historical Financial Statements appearing on Page 46 of this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements:

                  See the Index to Historical Financial Statements.

    (b)      Exhibits:

             Exhibit
                No.                                      Description
             --------                                    -----------

             2.1 Weiner's Stores, Inc.'s Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 24, 1997

             2.2 Modification of the Weiner's Stores, Inc.'s Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, made pursuant to the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, dated August 13, 1997

             3.1         Restated Certificate of Incorporation of the Company

             3.2         Restated Bylaws of the Company

             4.1 Registration Rights Agreement between the Company and Texas Commerce Bank N.A. dated August 26, 1997

             4.2         Form of Specimen Common Stock Certificate

             10.1        Weiner's Stores, Inc. 1997 Stock Incentive Plan

             10.2 Form of Incentive Stock Option Agreement between the Company and each of the eligible employees pursuant to Schedule A of the Stock Plan

             10.3 Form of Nonqualified Stock Option Agreement between the Company and each of the eligible employees pursuant to Schedule A of the Stock Plan

             10.4 Form of Restricted Stock Agreement between the Company and each of the named executive officers named on Schedule B to the Stock Plan

             10.5        Employment Agreement between the Company and Herbert
                         R. Douglas dated December 5, 1995

             10.6 Amendment, dated May 1, 1997, to Employment Agreement between the Company and Herbert R. Douglas

             10.7        Employment Agreement between the Company and Raymond
                         J. Miller dated February 24, 1995

             10.8 Amendment, dated April 7, 1995, to Employment Agreement between the Company and Raymond J. Miller

             10.9 Amendment, dated May 1, 1997, to Employment Agreement between the Company and Raymond J. Miller

             10.10 Employment Agreement between the Company and Jerome L. Feller dated December 14, 1995

             10.11 Amendment, dated May 1, 1997, to Employment Agreement between the Company and Jerome L. Feller

             10.12 Severance Agreement between the Company and James L. Berens dated January 29, 1996, conformed as amended May 1, 1997

             10.13 Severance Agreement between the Company and Joseph J. Kassa dated February 5, 1996, conformed as amended May 1, 1997

             10.14 Credit Agreement among the Company, various Lending Institutions and The CIT
                         Group/Business Credit, Inc., as Agent, dated
                         August 26, 1997

             10.15 First Amendment, dated as of September 30, 1997, to the Credit Agreement

             21.1        Subsidiaries of the Company

             27.1        Financial Data Schedule

                              WEINER'S STORES, INC.
                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Annual Financial Statements

       Independent Auditors' Report...........................................48

       Balance Sheets as of January 25, 1997 and January 27, 1996.............49

       Statements of Operations and Retained Earnings (Deficit) for the Years
                Ended January 25, 1997 and January 27, 1996 and the Thirteen
                Months Ended January 28, 1995.................................51

       Statements of Changes in Stockholders' Equity (Deficiency) for the
                Years Ended January 25, 1997 and January 27, 1996 and the
                Thirteen Months Ended January 28, 1995........................52

       Statements of Cash Flows for the Years Ended January 25, 1997 and
                January 27, 1996 and the Thirteen Months Ended
                January 28, 1995..............................................53

       Notes to Financial Statements .........................................54

Financial Statement as of August 26, 1997

       Independent Auditors' Report...........................................62

       Balance Sheet as of August 26, 1997....................................63

       Notes to Financial Statement...........................................64

Interim Financial Statements (Unaudited)

       Balance Sheet as of October 25, 1997 (Unaudited) ......................70

       Statements of Operations for the Successor Company for the Nine Weeks
                From Inception (August 26, 1997) to October 25, 1997 and for
                the Predecessor Company for the Thirty Weeks Ended August 25, 1997 and the Thirty-Nine Weeks Ended October 26, 1996
                (Unaudited)...................................................71

       Statements of Cash Flows for the Successor Company for the Nine Weeks
                From Inception (August 26, 1997) to October 25, 1997 and for
                the Predecessor Company for the Thirty Weeks Ended August 25, 1997 and the Thirty-Nine Weeks Ended October 26, 1996
                (Unaudited)...................................................72

       Notes to Interim Financial Statements (Unaudited)......................73


Note: The financial condition and results of operations of the Company after giving effect to the Plan and the transactions contemplated thereby will not be comparable to the financial condition and results of operations of the Company as of any dates or for any periods prior to the Plan Effective Date. See "Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              WEINER'S STORES, INC.

                              BALANCE SHEETS AS OF
                    JANUARY 25, 1997 AND JANUARY 27, 1996 AND
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT),
         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY), AND
        STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JANUARY 25, 1997 AND
                 JANUARY 27, 1996 AND THE THIRTEEN MONTHS ENDED
                JANUARY 28, 1995 AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of Weiner's Stores, Inc.
Houston, Texas

We have audited the accompanying balance sheets of Weiner's Stores, Inc. (Debtor-In-Possession) (the "Company") as of January 25, 1997 and January 27, 1996, and the related statements of operations and retained earnings (deficit) and of cash flows for the years ended January 25, 1997 and January 27, 1996 and the thirteen months ended January 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Weiner's Stores, Inc. as of January 25, 1997 and January 27, 1996, and the results of its operations and its cash flows for the years ended January 25, 1997 and January 27, 1996 and the thirteen months ended January 28, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's operating losses, stockholders' deficiency and filing for reorganization described above raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are discussed in Notes 1 and 3. The financial statements do not include adjustments that might result from the outcome of these uncertainties.


/s/ Deloitte & Touche LLP
Houston, Texas
March 20, 1997

                              WEINER'S STORES, INC.
                             (DEBTOR-IN-POSSESSION)

                                 BALANCE SHEETS
                      JANUARY 25, 1997 AND JANUARY 27, 1996

                                                                                 JANUARY 25,           JANUARY 27,
                                                                                      1997                 1996
                                                                                -----------------   ------------------
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents.............................................. $ 18,718,546         $ 27,073,642
      Accounts receivable (no allowance for doubtful accounts
           considered necessary).............................................    2,701,843            4,430,313
      Merchandise inventories................................................   53,616,805           50,102,858
      Prepaid expenses and other assets......................................    2,154,874            2,980,796
      Refundable income taxes................................................           -               411,741
                                                                                ------------------   -------------------

           Total current assets..............................................   77,192,068           84,999,350
                                                                                ------------------   -------------------

PROPERTY AND EQUIPMENT, at cost:
      Land...................................................................      319,265              319,265
      Building - distribution center and office facility.....................    5,771,250            5,421,410
      Furniture, fixtures and leasehold improvements.........................   40,744,796           42,529,688
                                                                                ------------------   -------------------

           Total.............................................................   46,835,311           48,270,363

      Less accumulated depreciation and amortization.........................   32,742,439           30,028,005
                                                                                -------------------   -------------------

           Total property and equipment, net.................................   14,092,872            18,242,358
                                                                                -------------------   -------------------

TOTAL........................................................................ $ 91,284,940         $ 103,241,708
                                                                                ==================   ====================


See notes to financial statements.


                                                                                    JANUARY 25,           JANUARY 27,
                                                                                        1997                  1996
                                                                                 ------------------    -----------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY


CURRENT LIABILITIES:
      Trade accounts payable..................................................   $       9,672,735     $      10,542,871
      Accrued expenses and other current liabilities..........................           9,096,308             6,144,088
      Accrued reorganization expenses.........................................           3,695,113             3,386,720
                                                                                 -----------------     -----------------

           Total current liabilities..........................................          22,464,156            20,073,679
                                                                                 -----------------     -----------------

DEFERRED INCOME TAXES, net....................................................             450,000               498,300
                                                                                 -----------------     -----------------

LIABILITIES SUBJECT TO SETTLEMENT UNDER
      REORGANIZATION PROCEEDINGS..............................................          92,817,095            89,895,986
                                                                                 -----------------     -----------------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' DEFICIENCY:
      Common Stock:
           Class A, voting, $100 par value; 10,000 shares issued and
                outstanding...................................................           1,000,000             1,000,000
           Class A, nonvoting, $100 par value; 90,000 shares issued and
                outstanding...................................................           9,000,000             9,000,000
      Retained deficit........................................................         (34,446,311)          (17,226,257)

           Total stockholders' deficiency.....................................         (24,446,311)           (7,226,257)
                                                                                 ------------------    ------------------

TOTAL.........................................................................   $      91,284,940     $     103,241,708
                                                                                 ==================    ==================


See notes to financial statements.
                                       50

                              WEINER'S STORES, INC.
                             (DEBTOR-IN-POSSESSION)

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                    FOR THE YEARS ENDED JANUARY 25, 1997 AND
         JANUARY 27, 1996 AND THE THIRTEEN MONTHS ENDED JANUARY 28, 1995


                                                                JANUARY 25,           JANUARY 27,          JANUARY 28,
                                                                   1997                  1996                 1995
                                                            -------------------   -------------------  -----------------


REVENUES:
      Net sales...........................................  $      263,043,211    $      260,136,377   $      307,255,761
      Other income........................................           1,752,897             2,121,142            2,621,231
      Interest............................................             640,694               774,552               19,838
                                                            -------------------   -------------------  ------------------

           Total..........................................         265,436,802           263,032,071          309,896,830
                                                            -------------------   -------------------  ------------------

COSTS AND EXPENSES:
      Cost of goods sold..................................         178,541,430           179,358,726          209,588,924
      Selling, administrative and other operating costs...          86,734,400            95,327,999           113,380,205
      Depreciation and amortization.......................           3,643,776             3,706,406            4,176,879
      Reorganization expense..............................          10,741,975            9,752,576            1,875,000
      Impairment of assets................................           3,043,575                    --                   --
                                                            -------------------   -------------------  ------------------

           Total..........................................         282,705,156           288,145,707          329,021,008
                                                            -------------------   -------------------  ------------------

OPERATING LOSS............................................         (17,268,354)          (25,113,636)         (19,124,178)

INTEREST EXPENSE..........................................                  --               791,132            3,539,887
                                                            ------------------    -------------------  ------------------

LOSS BEFORE INCOME TAXES..................................         (17,268,354)          (25,904,768)         (22,664,065)

INCOME TAX BENEFIT........................................              48,300               300,000            3,000,000
                                                            -------------------   -------------------  ------------------

NET LOSS..................................................         (17,220,054)          (25,604,768)         (19,664,065)

RETAINED (DEFICIT) EARNINGS:
      Beginning of period.................................         (17,226,257)            8,378,511           28,042,576
                                                            -------------------   -------------------  ------------------

      End of period.......................................  $      (34,446,311)   $      (17,226,257)  $        8,378,511
                                                            ===================   ===================  ==================


See notes to financial statements.
                                       51

                              WEINER'S STORES, INC.
                             (DEBTOR-IN-POSSESSION)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                      FOR THE YEARS ENDED JANUARY 25, 1997
       AND JANUARY 27, 1996 AND THE THIRTEEN MONTHS ENDED JANUARY 28, 1995


                                                                       Additional         Retained
                                             Common Stock               paid-in           Earnings
                                        Shares          Amounts          capital          (Deficit)           Total
                                       -------          -------       -----------         ---------           --------


Balances at January 1, 1994.......         100,000  $    10,000,000  $           --  $      28,042,576  $    38,042,576
      Net loss....................              --               --              --        (19,664,065)     (19,664,065)
                                    --------------  ---------------  --------------  ------------------ ----------------
Balances at January 28, 1995......         100,000       10,000,000              --          8,378,511       18,378,511
      Net loss....................              --               --              --        (25,604,768)     (25,604,768)
                                    --------------  ---------------  --------------  ------------------ ----------------
Balances at January 27, 1996......         100,000       10,000,000              --        (17,226,257)      (7,226,257)
      Net loss....................              --               --              --        (17,220,054)     (17,220,054)
                                    --------------  ---------------  --------------  ------------------ ----------------
Balances at January 25, 1997......         100,000  $    10,000,000  $            -  $     (34,446,311) $   (24,446,311)
                                    ==============  ===============  ==============  ================== ================


See notes to financial statements.

                              WEINER'S STORES, INC.
                             (DEBTOR-IN-POSSESSION)

                            STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED
                      JANUARY 25, 1997 AND JANUARY 27, 1996
                 AND THE THIRTEEN MONTHS ENDED JANUARY 28, 1995

                                                               JANUARY 25,         JANUARY 27,         JANUARY 28,
                                                                   1997                1996                1995
                                                            -----------------  -------------------  ---------------

 CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss..............................................$(17,220,054)     $   (25,604,768)    $    (19,664,065)
      Adjustments to reconcile net loss to net cash (used
      in) provided by operating activities:
           Depreciation and amortization.....................  3,643,776            3,706,406            4,176,879
           Reorganization expense............................ 10,741,975            9,752,576            1,875,000
           Impairment of assets..............................  3,043,575                   --                   --
           Loss on disposition of assets.....................    329,384              916,300                   --
           Deferred taxes....................................    (48,300)            (300,000)             79,596
           Change in operating assets and liabilities:
                Accounts receivable..........................  1,728,470           (1,498,282)           (796,550)
                Merchandise inventories...................... (3,513,947)           9,991,771          16,730,018
                Prepaid expenses and other assets............    825,922              236,411          (1,015,952)
                Refundable income taxes......................    411,741            2,484,686            (630,033)
                Accounts payable, accrued expenses and
                      other liabilities...................... (4,349,336)          23,911,689          (7,774,940)
                                                              ---------------- -----------------  -----------------

                      Net cash (used in) provided by
                           operating activities.............. (4,406,794)          23,596,789          (7,020,047)
                                                              -----------------  -------------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures................................... (3,956,702)          (1,139,278)          (1,209,099)
      Proceeds on disposition of assets......................      8,400              182,471                 --
                                                              -----------------  -------------------  ----------------

                Net cash used in investing activities........ (3,948,302)            (956,807)          (1,209,099)
                                                              -----------------  -------------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Principal reduction in long-term debt..................         --           (26,390)             (3,643,381)
      Net borrowings under prepetition bank line of credit...         --         1,505,000              10,765,000
                                                               -----------------  -------------------  ----------------

                Net cash provided by financing activities....         --         1,478,610               7,121,619
                                                               -----------------  -------------------  ----------------

NET (DECREASE) INCREASE IN CASH AND CASH
EQUIVALENTS..................................................  (8,355,096)      24,118,592              (1,107,527)

CASH AND CASH EQUIVALENTS:
      Beginning of year......................................  27,073,642        2,955,050               4,062,577
                                                             -----------------  -------------------  ----------------

      End of year............................................ $18,718,546     $ 27,073,642           $   2,955,050
                                                             =================  ===================  ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
      Cash paid during the year for interest.................          --     $    827,813           $   3,189,251
                                                             =================  ===================  ================

      Cash refunded during the year for income taxes.........  $  411,741     $  2,484,686           $   1,476,016
                                                             =================  ===================  ================


See notes to financial statements.

                              WEINER'S STORES, INC.
                             (DEBTOR-IN-POSSESSION)

                          NOTES TO FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED JANUARY 25, 1997 AND
         JANUARY 27 1996 AND THE THIRTEEN MONTHS ENDED JANUARY 28, 1995



1.       DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

         Description of Business - Weiner's Stores, Inc. ("WSI" or the "Company") as of January 25, 1997 operated 131 family retail specialty stores located in Texas and Louisiana.

         On April 12, 1995 (the "Petition Date"), the Company filed a petition for reorganization under Chapter 11 ("Chapter 11") of the Federal Bankruptcy Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware ("Court" or "Bankruptcy Court"). This Chapter 11 case is being administered by the Court, with the Company managing its business as debtor-in-possession subject to Court approval for certain actions the Company takes.

         Under Chapter 11 proceedings, actions by creditors to collect claims in existence at the filing date ("prepetition") are stayed ("deferred"), absent specific Court authorizations to pay such claims, while the Company continues to manage its business as debtor-in-possession. These financial statements include adjustments and reclassifications that have been made to reflect the liabilities which have been deferred under the Chapter 11 proceedings. Those noncurrent liabilities which have been deferred are expected to be settled as part of the plan or plans of reorganization and are classified as liabilities subject to settlement under reorganization proceedings. As of March 20, 1997, the Company cannot accurately predict the outcome, if any, of the plan of reorganization submitted to the Court on February 4, 1997 (Note 3).

         The Company believes appropriate provisions have been made in the accompanying financial statements for prepetition claims which are recorded as liabilities subject to settlement under reorganization proceedings and include long-term debt, claims associated with the rejection of certain store leases, trade accounts payable as of the Petition Date and unsecured bank debt. The amounts of the claims filed by some claimants may be significantly in excess of the related liabilities recorded by the Company.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's operating losses, stockholders' deficiency and filing for reorganization described above raise substantial doubt about its ability to continue as a going concern.

         The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary as a consequence of the bankruptcy proceedings or should the Company be unable to continue as a going concern. The appropriateness of using the going concern basis for a company operating under Chapter 11 of the Bankruptcy Code is dependent on several factors, including the success of future operations, the ability to generate sufficient cash from operations and financing to meet its obligations and, eventually, the confirmation of a plan of reorganization (see notes 3 and 4).

2.       SIGNIFICANT ACCOUNTING AND FINANCIAL REPORTING POLICIES

         FISCAL YEAR - The Company follows a 52- or 53-week fiscal year. As a result, the financial statements for the period ended January 25, 1997 (fiscal 1996) and the period ended January 27, 1996 (fiscal 1995) include the results for the 52-week periods then ended. As of January 1, 1994, the Company changed its fiscal year from a calendar year to a 52- or 53-week fiscal year ending on the last Saturday in January. As a result of this change in fiscal year, the financial statements for the period ended January 28, 1995 (fiscal 1994) include the results for the 52-week period then ended and the results for the month of January 1994.

         CASH EQUIVALENTS - Cash equivalents are primarily short-term, interest-bearing government securities and are subject to minimal risk. These investments have maturities at the date of purchase of not greater than three months. At the Petition Date, WSI was permitted by the Court to continue to consolidate and manage its cash.

         MERCHANDISE INVENTORIES - Merchandise inventories are valued at the lower of average cost or market as determined by the retail inventory method and include certain capitalized costs for procurement and distribution.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred, and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts in the year of disposal, and the resulting gain or loss is credited or charged to earnings.

         Depreciation of the distribution center and office facility is provided using the 150% declining-balance method of accounting based on an average life of 28 years. Equipment is depreciated using the straight-line method of accounting based on an average life of ten years. Store fixtures and leasehold improvements are amortized using the straight-line method, over the shorter of their estimated useful life of ten years or the term of the lease.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates, particularly those estimates related to Chapter 11 proceedings (see Notes 1 and 3).

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments include cash and cash equivalents, accounts receivable and trade accounts payable, with fair values that approximate recorded amounts as a result of the short-term nature of these accounts, and liabilities subject to settlement under reorganization proceedings. Because of the uncertainties inherent in the Chapter 11 proceedings, it is not practical to estimate the fair value of liabilities subject to settlement under reorganization proceedings.

         RECLASSIFICATION - Certain amounts for 1995 have been reclassified to conform with the 1996 presentation.

3.       PLAN OF REORGANIZATION

         The Company submitted a plan of reorganization to the Court on February 4, 1997. The February 4, 1997 plan of reorganization, among other things, effectively eliminates the Company's prepetition unsecured indebtedness; cancels all prepetition equity interests; provides for payment in full of allowed priority claims, including tax claims and lease cure payments; provides for payment in full or other treatment providing the present value of the Security Pacific secured claim (holds secured interest on the Company's office and distribution center facility); provides for payment in cash equal to sixty-seven percent of claims of $1,000 or less; and issues substantially all of a new common stock pro rata among holders of general unsecured claims. Notwithstanding the filing of the February 4, 1997 plan of reorganization, the Company has continued to negotiate with the statutory unsecured creditors' committee and other constituencies regarding the terms of the plan of reorganization, and the Company currently anticipates filing an amended plan of reorganization within the next thirty days.

         Until a plan of reorganization is confirmed by the Bankruptcy Court and that plan becomes effective, it is not possible to predict with certainty the ultimate recoveries for creditors and shareholders, the length of time WSI will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, the effects of the proceedings on the business of WSI or the extent of the negative effects on the interests of the various creditors and shareholders. While management currently believes the Company has made adequate provision for the liabilities to be incurred in connection with Chapter 11 claims, there can be no assurance as to the final amount of such liabilities or the final impact of such liabilities on a confirmed plan of reorganization.

4.       LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

         The Court established the date ("Bar Date") of March 27, 1996 by which claims must be filed. Claims subject to the order which are not filed by the Bar Date are barred from voting upon or receiving distribution under any plan of reorganization of WSI unless the Court were to order otherwise.

         Those liabilities which are ultimately expected to be settled as part of a plan of reorganization are classified as liabilities subject to settlement under reorganization proceedings and are approximately as follows at January 25, 1997:

             Administrative and other claims.................. $ 4,000,000
             Priority tax claims..............................   2,600,000
             Security Pacific secured claim...................     279,000
             Unsecured claims.................................  85,938,000
                                                               -----------

             Total...........................................  $92,817,000
                                                               ===========


         While management currently believes that it has made an adequate provision for liabilities to be incurred in connection with Chapter 11 claims, including executory contracts and store rationalization, there can be no assurance as to the amount of the ultimate liabilities, the impact of such liabilities on a plan of reorganization or how such liabilities will be treated in a confirmed plan of reorganization.

5.       REORGANIZATION EXPENSE

         In connection with the Chapter 11 proceedings, WSI initiated a restructuring program designed to improve profitability and liquidity. This program included the closing of 27 of the Company's stores during fiscal years 1995 and 1996. Reorganization expense of approximately $10,742,000 in 1996, $9,753,000 in 1995 and $1,875,000 in 1994 includes losses from store closings, bankruptcy related professional fees, employee severance, compensation related to changes in management, write-offs of unusable assets, adjustment of claims filed under the bankruptcy filing and other related restructuring costs. The 1996 expense also includes the estimated cost for approximately five more store closings in fiscal 1997.

6.       IMPAIRMENT OF LONG-LIVED ASSETS

         During March 1995 the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of." FAS 121 requires that, beginning in fiscal years starting after December 15, 1995, long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed of are generally to be reported at the lower of carrying value amount or fair value, less cost to sell.

         The Company adopted FAS 121 at the beginning of fiscal 1996. As a result of management's decision to replace their store point-of-sale equipment with more advanced equipment in 1998 and 1999, an impairment charge of $3,043,575 was recorded in fiscal 1996. This charge reduces the carrying value of such equipment to a minimal amount based on management's opinion that the fair value of the equipment at the time of its disposal will be minimal.

7.       DEBT

         The Company has available a debtor-in-possession financing agreement (the "Agreement"). The Agreement includes, among other things, a revolving credit facility aggregating $30,000,000. The credit facility is available for general corporate purposes, $10,000,000 of which may be used to secure letters of credit. As of January 25, 1997, letters of credit aggregating approximately $6,400,000 were outstanding; there have been no direct borrowings outstanding under the Agreement.

         The Agreement expires on the earlier of April 12, 1998 or the date of the substantial consummation of a plan of reorganization (Note 3) that has been confirmed by an order of the Bankruptcy Court. Borrowings under the Agreement bear interest at a rate per annum equal to, at the Company's option, (a) the prime rate plus 1/2% or (b) the LIBOR rate plus 2 1/2%. Borrowings are limited to a borrowing base which approximates 55% of eligible inventory less $1,500,000. The Agreement requires a fee of 3/8 of 1% per annum applicable to the unused portion of the facility, a fee of 1.5% per annum applicable to outstanding undrawn letters of credit and an annual administrative fee of $50,000. Compensating balances are not required.

         Amounts borrowed under the Agreement may be used by the Company solely to fund working capital and for other general corporate purposes in the ordinary course of business. The Agreement also contains, among other things, restrictions on additional indebtedness, capital expenditures, payment of dividends and sale of assets and requires the Company to meet or maintain certain inventory balances and operating results. As of January 25, 1997, the Company was in compliance with the covenants of the Agreement. Pursuant to orders of the Bankruptcy Court, amounts outstanding under the Agreement are unsecured but are entitled to a superpriority claim status under the Bankruptcy Code.

8.       INCOME TAXES

         A federal income tax benefit has been recorded only to the extent such benefit can be offset against existing deferred income tax liabilities. Deferred income taxes and benefits are provided for the tax effect of temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.

         The income tax benefit consists of the following for the years ended January 25, 1997 and January 27, 1996 and the thirteen months ended January 28, 1995:

                                                               January 25,      January 27,      January 28,
                                                                  1997             1996             1995
                                                             ---------------- --------------- -----------------

Current federal benefit....................................  $           --   $          --   $     (3,079,596)
Deferred federal (benefit) provision.......................         (48,300)       (300,000)            79,596
                                                             ---------------  --------------  ----------------

Total......................................................  $      (48,300)  $    (300,000)  $     (3,000,000)
                                                              ==============   =============   ================


Deferred tax assets and liabilities and the related valuation allowance are as follows:

                                                                        January 25,       January 27,
                                                                            1997              1996
                                                                      ---------------- ----------------


Deferred tax liabilities..............................................  $  450,000      $ 1,888,593
Deferred tax assets................................................... (18,942,146)     (14,748,697)
Less: Valuation allowance.............................................  18,942,146       13,358,404
                                                                       -------------    --------------

Deferred income taxes, net............................................  $  450,000      $   498,300
                                                                       =============    ==============

         The Company's temporary differences and carryforwards giving rise to deferred tax assets and liabilities include property and equipment basis differences, net operating losses, targeted job credits, accrued restructuring expenses, impairment of assets and inventory reserves. The net operating loss carryforwards of approximately $50,000,000 and the targeted jobs credit carryforward of approximately $779,000 expire in various years through 2012. The valuation allowance reduces deferred tax assets to the amount that the Company believes is more likely than not to be realized.

9.       BENEFIT PLANS

         The Company sponsors a profit sharing plan for its employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors and are limited to the amount deductible under the Internal Revenue Code. The Company contributed $5,000 during fiscal 1996 and 1995 and $35,000 during fiscal 1994.

         The Company also sponsors a 401(k) defined contribution plan that covers all salaried employees. Employees may contribute up to 15% of their compensation for any year. There have been no Company contributions to the plan.

10.      RELATED PARTIES

         During fiscal 1995, the Company had "split-dollar insurance" arrangements with two officers/stockholders of the Company. Under such arrangements, the Company did not own the policies but agreed to pay a certain portion of the premium costs. The excess of premiums paid by the Company and not reimbursed by the insureds was recorded as an asset. On April 11, 1995, the insureds paid the Company $984,000 for the Company's entitlement to future benefits and thereafter the insureds assumed full responsibility for the insurance policies.

         Accrued liabilities at January 25, 1997 and January 27, 1996 include approximately $28,000 and $27,000, respectively, in percentage rentals owed to two stockholders (see Note 11). The Company currently leases three store sites from related parties.

11.      LEASES

         The Company leases all of its stores and certain other facilities under operating leases that expire in various years through 2006. Store leases normally have an initial lease period of five to ten years; however, the leases are generally renewed for option periods or replaced by similar leases at other sites in the same area.

         Under Chapter 11 proceedings (see Note 1), the Company has the right, subject to Court approval, to assume or reject executory contracts and unexpired leases. In this context, "assumption" means that the Company agrees to perform its obligation under the contract or lease agreement and "rejection" means that the Company is relieved from its obligation to perform further under the contract or lease but is subject to a claim of damages for the breach thereof.

         Future minimum rental payments for leases which have not been rejected as of January 25, 1997 are approximately as follows:

1997...............................$  9,003,000
1998................................  8,237,000
1999................................  6,502,000
2000................................  4,738,000
2001................................  2,671,000
Thereafter..........................  2,706,000
                                      -----------
Total..............................$ 33,857,000
                                     ============


         Store leases generally specify minimum rentals plus common area maintenance charges and possible additional rentals based on a percentage of sales in excess of stipulated amounts. The following schedule reflects the composition of total rental expense, including contingent percentage rentals, for all operating leases:

                                             January 25,       January 27,        January 28,
                                                1997               1996               1995
                                          -----------------  ----------------- ------------------
Related parties - store facilities and
    other (including percentage
    rentals of approximately $54,000,
    $46,000 and $29,000,
    respectively).......................  $         377,000  $        739,000  $          781,000
Other - store facilities (including
    percentage rentals of $438,000,
    $327,000 and $346,000,
    respectively).......................         10,109,000        11,918,000          13,932,000
                                          -----------------  ----------------  ------------------

Total...................................  $      10,486,000  $     12,657,000  $       14,713,000
                                          =================  ================  ==================


12.      CONTINGENCIES

         The Company is involved in lawsuits related to a fiscal 1995 traffic accident involving a truck driven by an employee of the Company. In the accident occupants of a second vehicle were fatally injured and the driver of the truck was severely injured. While certain settlements (covered by insurance) have been reached with certain parties, there continues to exist outstanding litigation against the Company with respect to these matters. Management believes that it has meritorious defenses and adequate insurance coverage for the remaining claims.

         There are various other suits and claims against the Company that have arisen in the normal course of business, none of which, in the opinion of management, will have a material effect on the Company.

13.      FISCAL 1994 RESULTS OF OPERATIONS (UNAUDITED)

         As discussed in Note 2, as of January 1, 1994, the Company changed its fiscal year from a calendar year to a 52- or 53-week fiscal year ending on the last Saturday in January. As a result, the financial statements for the period ended January 28, 1995 include the results for the 52-week period then ended and the results for the month of January 1994.

         The following table summarizes the effect of the inclusion of January 1994 on the results of operations reported for fiscal 1994 (in thousands):

                                                             52 weeks       Thirteen months
                                            Month of           ended             ended
                                             January        January 28,       January 28,
                                              1994             1995              1995
                                         --------------    ------------     ----------------

Total revenues.......................... $       17,870   $     292,027   $          309,897
Total costs and expenses................         17,326         311,695              329,021
                                         ---------------  --------------  ------------------
Operating (loss) income.................            544         (19,668)             (19,124)
Interest expense........................             65           3,475                3,540
                                         ---------------  --------------  ------------------
(Loss) income before income taxes.......            479         (23,143)             (22,664)
Income tax benefit (expense)............            (63)          3,063                3,000
                                         ---------------  --------------  ------------------
Net (loss) income....................... $          416   $     (20,080)  $          (19,664)
                                          ==============   =============   ==================



                                      * * *

                              WEINER'S STORES, INC.

                       BALANCE SHEET AS OF AUGUST 26, 1997
                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders of Weiner's Stores, Inc.
Houston, Texas

We have audited the accompanying balance sheet of Weiner's Stores, Inc. (the "Company") as of August 26, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

As discussed in Note 3 to the financial statements, on August 13, 1997, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on August 25, 1997. Accordingly, the accompanying financial statement has been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the successor company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 4.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at August 26, 1997 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
Houston, Texas
January 23, 1998

                              WEINER'S STORES, INC.

                                  BALANCE SHEET
                                 AUGUST 26, 1997
                          (DOLLAR AMOUNTS IN THOUSANDS)



ASSETS
------

CURRENT ASSETS:
      Cash and cash equivalents                                 $      15,673
      Accounts receivable                                               4,443
      Merchandise inventories                                          55,269
      Prepaid expenses and other assets                                 2,346
                                                                -------------
                  Total current assets                                 77,731
                                                                -------------
PROPERTY AND EQUIPMENT, AT COST:
      Land                                                                259
      Building - distribution center and office facility                1,666
      Furniture, fixtures and leasehold improvements                   13,680
                                                                -------------
                  Total                                                15,605
                                                                -------------
REORGANIZATION VALUE IN EXCESS OF
      AMOUNTS ALLOCABLE TO IDENTIFIABLE
      ASSETS                                                            5,905
                                                                 ------------
TOTAL                                                           $      99,241
                                                                 ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
      Trade accounts payable                                    $      10,783
      Accrued expenses and other current liabilities                   23,514
                                                                -------------
                  Total current liabilities                            34,297
                                                                -------------
OTHER LIABILITIES                                                       1,090
                                                                -------------
STOCKHOLDERS' EQUITY:
      Common stock, $.01 par value; 50,000,000 shares
         authorized; 19,000,000 shares issued and outstanding             190
      Additional paid-in capital                                       63,664
                                                               --------------
                  Total stockholders' equity                           63,854
                                                               --------------
TOTAL                                                           $      99,241
                                                               ==============

                              WEINER'S STORES, INC.

                  NOTES TO BALANCE SHEET AS OF AUGUST 26, 1997



1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

      Weiner's Stores, Inc. (the "Company") as of August 26, 1997 operated 134 family retail specialty stores located in Texas and Louisiana.

      As more fully described in Notes 3 and 4, the Company emerged from Chapter 11 bankruptcy on August 26, 1997 and adopted the recommended "fresh start" reporting as set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

2.    SIGNIFICANT ACCOUNTING AND FINANCIAL REPORTING POLICIES

      Fiscal Year - The Company follows a 52- or 53-week fiscal year ending on the Saturday closest to January 31.

      Cash Equivalents - Cash equivalents are investments that have maturities at the date of purchase of not greater than three months.

      Merchandise Inventories - Merchandise inventories are valued at the lower of average cost or market as determined by the retail inventory method and include certain capitalized costs for procurement and distribution.

      Property and equipment - Pursuant to SOP 90-7, property and equipment is stated at approximate fair market value at August 26, 1997. Additions subsequent to August 26, 1997 will be recorded at cost. Normal repairs and maintenance costs are charged to earnings as incurred, and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts in the year of disposal, and the resulting gain or loss is credited or charged to earnings.

      Depreciation of the distribution center and office facility is provided using the 150% declining-balance method of accounting based on an average life of 15 years. Equipment is depreciated using the straight-line method of accounting based on an average life of five to ten years. Store fixtures and leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful life of ten years or the term of the lease.

      Reorganization Value in Excess of Amounts Allocable to Identifiable Assets
      - Reorganization Value in Excess of Amounts Allocable to Identifiable Assets ("Excess Reorganization Value") is being amortized on a straight-line basis over 15 years.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

      Fair Value of Financial Instruments - The Company's financial instruments include cash and cash equivalents, accounts receivable, trade accounts payable and accrued expenses, with fair values that approximate recorded amounts as a result of the short-term nature of these accounts.

3.    REORGANIZATION

      On April 12, 1995 (the "Petition Date"), the predecessor to the Company ("Predecessor") filed a petition for reorganization under Chapter 11 ("Chapter 11") of the Federal Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Subsequent to the Petition Date, the Predecessor operated its business as a debtor-in-possession under the supervision of the Bankruptcy Court. As of the Petition Date, actions to collect prepetition indebtedness were stayed and other contractual obligations could not be enforced against the Predecessor. In addition, under the Bankruptcy Code, the Predecessor could reject leases and executory contracts. Parties affected by these rejections could file claims with the Bankruptcy Court in accordance with the reorganization process. Substantially all liabilities as of the Petition Date were subject to settlement under a plan of reorganization to be voted by the creditors and approved by the Bankruptcy Court.

      As a result of extensive negotiations, the Predecessor reached a compromise agreement with representatives of all of its major creditor constituencies, as well as the Predecessor's common stockholders. This compromise agreement was then incorporated into and became the Plan of Reorganization. On August 13, 1997, the Bankruptcy Court commenced a hearing that resulted in the entering of a court order confirming the Plan of Reorganization. The Plan of Reorganization subsequently became effective August 26, 1997 (the "Effective Date").

      Pursuant to the Plan of Reorganization, on the Effective Date, all outstanding shares of common stock and any options, warrants or other agreements requiring the issuance of any such stock of the Predecessor were extinguished. The Plan of Reorganization was designed to repay all priority creditors in full on the Effective Date or thereafter as provided in the Plan of Reorganization and to repay secured creditors in full over time with interest. Allowed unsecured claims totaling approximately $85.2 million were canceled in exchange for $5.0 million of cash and 18.6 million shares of newly issued common stock, par value $.01 per share, of the Company. An additional 400,000 shares of the newly issued common stock were issued to senior management. Consequently, a total of 19.0 million shares of newly issued common stock of the Company were issued under the Plan of Reorganization. In addition, the Plan of Reorganization authorized the issuance of options to purchase up to 1,000,000 shares of the newly issued common stock of the Company for purposes of providing incentives which will attract, retain and motivate highly competent persons as key employees of the Company. The per-share exercise price of such options is determined by a committee appointed by the Board of Directors of the Company (see Note 8).

4.    FRESH START REPORTING

      In accounting for the effects of the reorganization, the Company has adopted the fresh start reporting provisions of SOP 90-7 and reflected the effects of such adoption in the balance sheet as of August 26, 1997. SOP 90-7 is applicable because the pre-reorganization shareholders received less than 50% of the reorganized company's newly issued common stock and the enterprise value of the assets of the reorganized company is less than the total of all prepetition allowed claims and post-petition liabilities.

      In adopting fresh start reporting, the Company, with the assistance of its financial advisors, was required to determine its enterprise value, which represents the fair value of the entity before considering its liabilities. The Company's enterprise value was determined to be within a range that centered around a point estimate of $75.0 million. The enterprise value of the Company was determined by consideration of several factors and reliance on various valuation methods, including discounted future cash flows and market comparable company multiple methodologies. All of the valuations depended in large part upon the Company's projected future operating results and cash flows; such projections included assumptions as to anticipated sales and margins, marketing plans, operating expense levels and capital expenditure programs.

      The effect of the Plan of Reorganization and fresh start reporting on the Company's balance sheet as of August 26, 1997 is as follows ($ in thousands):

                                                                                                                  Post
                                            Pre Fresh Start                                                    Fresh Start
                                             Balance Sheet    Extraordinary    Fresh Start                    Balance Sheet
                                                8/25/97         Gain (a)     Adjustments (b)     Other (c)       8/26/97
                                            ---------------   -------------  ---------------     ---------    --------------


ASSETS
------

CURRENT ASSETS:
Cash and cash equivalents                   $       15,673   $            -  $            -   $           -   $     15,673
Accounts receivable                                  4,662                -            (219)              -          4,443
Merchandise inventories                             56,069                -            (800)              -         55,269
Prepaid expenses and other assets                    2,396                -             (50)              -          2,346
                                            --------------   --------------  ---------------  --------------  ------------
    Total current assets                            78,800                -          (1,069)              -         77,731

PROPERTY AND EQUIPMENT, NET                         15,605                -               -               -         15,605

EXCESS REORGANIZATION VALUE                              -                -               -           5,905          5,905
                                            ---------------  --------------  ---------------  --------------  ------------

TOTAL                                       $       94,405   $            -  $       (1,609)  $       5,905   $     99,241
                                             =============    =============   ==============   =============   ===========

LIABILITIES AND STOCKHOLDERS'
(DEFICIENCY) EQUITY

CURRENT LIABILITIES:
Trade accounts payable                      $       10,633   $           -   $           150  $           -   $     10,783
Accrued expenses and other current liabilities      12,068          11,146               300              -         23,514
Accrued reorganization expenses                      2,640          (2,640)                -              -              -
                                            ---------------  --------------  ---------------  --------------  ------------
    Total current liabilities                       25,341           8,506               450              -         34,297
                                            ---------------  --------------  ---------------  --------------  ------------

OTHER LIABILITIES                                      450             640                 -              -          1,090
                                            ---------------  --------------  ---------------  --------------  ------------

LIABILITIES SUBJECT TO SETTLEMENT
UNDER REORGANIZATION
PROCEEDINGS                                         91,683         (91,683)               -               -              -
                                            ---------------  --------------  ---------------  --------------  ------------

STOCKHOLDERS' (DEFICIENCY) EQUITY:
Common stock:
    Class A, voting                                  1,000                -               -          (1,000)             -
    Class A, non-voting                              9,000                -               -          (9,000)             -
    $.01 par value, voting                               -              190               -               -            190
Additional paid-in capital                               -           63,664               -               -         63,664
Retained (deficit) earnings                        (33,069)          18,683          (1,519)          15,905             -
                                            ---------------  --------------  ---------------  --------------  ------------
    Total stockholders' (deficiency) equity        (23,069)          82,537          (1,519)           5,905        63,854
                                            ---------------  --------------  ---------------  --------------  ------------

TOTAL                                       $        94,405  $            -  $       (1,069)  $        5,905  $      99,241
                                             ==============   =============   ==============   =============   ============


(a) To record the settlement of liabilities subject to settlement under the Plan of Reorganization (see Note 5).
(b) To record the adjustments to state assets and liabilities at fair value as of August 25, 1997.
(c) To record the adjustments to cancel old stock, eliminate the cumulative deficit and adjust assets to reflect the $75 million enterprise value.

5.       EXTRAORDINARY GAIN

         The Plan of Reorganization resulted in the discharge of an estimated $85.5 million of prepetition claims against the Predecessor through the distribution of $5.0 million in cash and the issuance of 18.6 million shares of new common stock. The value of the cash and securities distributed was less than the claims, resulting in an extraordinary gain of $18.7 million.

6.       LONG-TERM DEBT

         As of August 26, 1997, the Company entered into an agreement with the CIT Group/Business Credit Inc., as agent, to provide financing to fund general corporate and working capital requirements and letters of credit through a $40 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility can be used, if necessary, to provide financing to fund general corporate and working capital needs, including letters of credit. The Revolving Credit Facility matures on August 25, 2000 and bears interest on direct borrowings, if any, at 0.375% over the prime rate or, at the Company's option, 2.25% over the Eurodollar rate. The Revolving Credit Facility is secured by generally all the assets of the Company. The Revolving Credit Facility also contains, among other things, restrictions on additional indebtedness, capital expenditures, payment of dividends and sale of assets and requires the Company to meet or maintain certain inventory balances and operating results.

7.       INCOME TAXES

         Deferred income taxes and benefits are provided for the tax effect of temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred taxes are included in other liabilities in the balance sheet and relate primarily to liabilities of $450,000 as of August 26, 1997.

         As of January 25, 1997, the Predecessor reported federal income tax net operating loss ("NOL") carryforwards of approximately $50 million. The amount of the NOL carryforwards, and certain other tax attributes available to the Company as of the Effective Date, will be reduced substantially, to approximately $31 million, as a result of the discharge and cancellation of various prepetition liabilities under the Plan of Reorganization. Additionally, the tax code imposes limitations on the utilization of tax attributes such as NOL carryforwards, after certain changes in the ownership of a company. The income tax benefit, if any, resulting from any future realization of the NOL carryforwards will be credited to reorganization value in excess of amounts allocable to identifiable assets and then to additional paid-in capital.

8.       BENEFIT PLANS

         Profit sharing and 401(k) Plans - The Company sponsors a profit sharing plan for its employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors and are limited to the amount deductible under the Internal Revenue Code. The Company also sponsors a 401(k) defined contribution plan that covers all salaried employees. Employees may contribute up to 15% of their compensation for any year.

         1997 Stock Incentive Plan - The Board of Directors adopted the 1997 Stock Incentive Plan (the "Stock Plan") which became effective on the Effective Date. Pursuant to the 1997 Stock Incentive Plan, the Board of Directors may grant stock options to purchase up to 1,000,000 shares of the Company's common stock at exercise prices not less than 100% of the fair market value of the common stock on the date of grant. The options generally vest equally over a three-year period and expire after ten years; an acceleration of vesting may occur in the event of a change in control of the Company.

         In September 1997 and November 1997, the Compensation Committee of the Board of Directors granted, subject to vesting, stock options to purchase 900,000 shares of common stock at an exercise price of $1.15 per share. As of January 15, 1998, 83,333 options became exercisable.

9.       COMMITMENTS AND CONTINGENCIES

         Leases - The Company leases all of its stores and certain other facilities under operating leases that expire in various years through 2008. Store leases normally have an initial lease period of five to ten years; however, the leases are generally renewed for option periods or replaced by similar leases at other sites in the same area.

         Future minimum rental payments as of August 26, 1997 are approximately as follows (in thousands):

    Fiscal Year
    -----------

       1998                         $       8,957
       1999                                 7,535
       2000                                 5,770
       2001                                 3,854
       2002                                 1,863
    Thereafter                              4,120
                                     ------------
       Total                        $      32,099
                                     ============


         Contingencies - The Company is involved in lawsuits related to a fiscal 1995 traffic accident involving a truck driven by an employee of the Predecessor. In the accident occupants of a second vehicle were fatally injured and the driver of the truck was severely injured. While certain settlements (covered by insurance) have been reached with certain parties, there continues to exist outstanding litigation against the Company with respect to these matters. Management believes that it has meritorious defenses and adequate insurance coverage for the remaining claims.

         There are various other suits and claims against the Company that have arisen in the normal course of business, none of which, in the opinion of management, will have a material effect on the Company.

                                      * * *

                              WEINER'S STORES, INC.

                          INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)

                              WEINER'S STORES, INC.

                                  BALANCE SHEET
                                   (UNAUDITED)
                                OCTOBER 25, 1997
                                                                   SUCCESSOR
                                                                    COMPANY
                                                                   ----------
                                                                   (Dollar
                                                                  amounts in
                                                                  thousands)
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents.................................... $     5,449
      Accounts receivable..........................................       3,986
      Merchandise inventories......................................      59,683
      Prepaid expenses and other assets............................       1,998
                                                                    -----------
           Total current assets....................................      71,116
                                                                    -----------

PROPERTY AND EQUIPMENT, net........................................      16,454
                                                                    -----------

REORGANIZATION VALUE IN EXCESS OF AMOUNTS
      ALLOCABLE TO IDENTIFIABLE ASSETS, net........................       5,840
                                                                    -----------

TOTAL.............................................................. $    93,410
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Trade accounts payable....................................... $    12,483
      Accrued expenses and other current liabilities...............      17,116
      Accrued reorganization expenses..............................       1,795
                                                                    -----------
           Total current liabilities...............................      31,394
                                                                    -----------

OTHER LIABILITIES..................................................       1,090
                                                                    -----------

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
      Common stock, $.01 par value; 50,000,000 shares authorized,
           19,000,000 shares issued and outstanding................         190
      Additional paid-in capital...................................      63,664
      Retained deficit.............................................      (2,928)
                                                                    ------------
           Total stockholders' equity..............................      60,926
                                                                    ------------

TOTAL.............................................................. $    93,410
                                                                    ============


See notes to interim financial statements.

                              WEINER'S STORES, INC.

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         Successor Company                  Predecessor Company
                                                         -----------------                  -------------------
                                                          Nine Weeks from
                                                             Inception             Thirty Weeks          Thirty-nine Weeks
                                                         (August 26, 1997)             Ended                   Ended
                                                        to October 25, 1997       August 25, 1997        October 26, 1996
                                                      ----------------------   ---------------------   ------------------
                                                        (Dollar amounts in
                                                            thousands)                 (Dollar amounts in thousands)


REVENUES:
Net sales                                             $              35,800    $            160,315    $            200,071
Other income                                                            448                     809                   1,379
Interest                                                                  -                     167                     586
                                                      ----------------------   ---------------------   --------------------
       Total                                                         36,248                 161,291                 202,036
                                                      ----------------------   ---------------------   --------------------

COSTS AND EXPENSES:
Cost of goods sold                                                   24,933                 106,350                 132,380
Selling, administrative and other operating costs                    13,447                  48,903                  65,606
Depreciation and amortization                                           772                   2,241                   2,714
Reorganization expense                                                   --                   2,406                   2,450
                                                      ----------------------   ---------------------   --------------------
       Total                                                         39,152                 159,900                 203,150
                                                      ----------------------   ---------------------   --------------------

OPERATING (LOSS) INCOME                                              (2,904)                  1,391                  (1,114)

INTEREST EXPENSE                                                         24                      14                       -
                                                      ----------------------   ---------------------   --------------------

(LOSS) INCOME BEFORE FRESH START
   ADJUSTMENTS, INCOME TAXES AND
   EXTRAORDINARY GAIN                                                (2,928)                  1,377                  (1,114)

FRESH START ADJUSTMENTS (Note 3)                                          -                  (1,519)                      -
                                                      ----------------------   ---------------------   --------------------

LOSS BEFORE INCOME TAXES AND
   EXTRAORDINARY GAIN                                                (2,928)                   (142)                 (1,114)

INCOME TAX BENEFIT                                                        -                       -                       -
                                                      ----------------------   ---------------------   --------------------

LOSS BEFORE EXTRAORDINARY GAIN                                       (2,928)                   (142)                 (1,114)

EXTRAORDINARY GAIN (Note 4)                                               -                  18,683                       -
                                                      ----------------------   ---------------------   --------------------

NET (LOSS) INCOME                                     $              (2,928)   $             18,541    $             (1,114)
                                                       =====================    ====================   ====================


                              WEINER'S STORES, INC.

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                             Successor Company                    Predecessor Company
                                             -----------------                    -------------------
                                              Nine Weeks from
                                                 Inception              Thirty Weeks         Thirty-nine
                                             (August 26, 1997)              Ended            Weeks Ended
                                            to October 25, 1997        August 25, 1997     October 26, 1996
                                       -----------------------------   -----------------   -------------------
                                       (Dollar amounts in thousands)          (Dollar amounts in thousands)




CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                $     (2,928)    $     18,541    $       (1,114)
   Adjustments to reconcile net (loss) income to net
       cash (used in) provided by operating activities:
       Depreciation and amortization                         772            2,241             2,714
       Reorganization expense                                  -            2,406             2,450
       Fresh start adjustments                                 -            1,519                 -
       Extraordinary gain                                      -          (18,683)                -
       Change in operating assets and liabilities:
            Accounts receivable                              457           (1,960)              152
            Merchandise inventories                       (4,414)          (2,452)          (19,017)
            Prepaid expenses and other assets                348             (241)              147
            Refundable income taxes                            -                -               412
            Trade accounts payable, accrued
               expenses and other liabilities             (2,903)            (664)            3,514
                                                    -------------   --------------   --------------

               Net cash (used in) provided by
               operating activities                       (8,668)             707           (10,742)
                                                    -------------   --------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                   (1,556)          (3,813)           (2,608)
   Proceeds from sale of assets                                -               60                 -
                                                    -------------   --------------   --------------

               Net cash used in investing activities      (1,556)          (3,753)           (2,608)
                                                    -------------   --------------   ---------------

NET DECREASE IN CASH AND CASH
   EQUIVALENTS                                           (10,224)          (3,046)          (13,350)

CASH AND CASH EQUIVALENTS:
   Beginning of period                                    15,673           18,719            27,074
                                                    -------------   --------------   --------------

   End of period                                    $      5,449     $     15,673    $       13,724
                                                     ============    =============    =============


   See notes to interim financial statements.

                              WEINER'S STORES, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.       BASIS OF PRESENTATION

         The accompanying unaudited interim financial statements of Weiner's Stores Inc. (the "Company") have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with generally accepted accounting principles for interim financial information. These financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for fair statement in all material respects of the results for the interim periods presented. The results of operations for the reorganized successor company for the nine weeks from inception (August 26, 1997) to October 25, 1997 and for the predecessor company for the thirty weeks ended August 25, 1997 and the thirty-nine weeks ended October 26, 1996 are not necessarily indicative of results to be expected for the full year. The accounting policies followed by the Company are set forth in Note 1 to the audited financial statements presented elsewhere herein. These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto.

2.       PLAN OF REORGANIZATION

         On April 12, 1995 (the "Petition Date"), the Company filed a petition for reorganization under Chapter 11 ("Chapter 11") of the Federal Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Subsequent to the Petition Date, the Company operated its business as a debtor-in-possession under the supervision of the Bankruptcy Court. As of the Petition Date, actions to collect prepetition indebtedness were stayed and other contractual obligations could not be enforced against the Company. In addition, under the Bankruptcy Code, the Company could reject leases and executory contracts. Parties affected by these rejections could file claims with the Bankruptcy Court in accordance with the reorganization process. Substantially all liabilities as of the Petition Date were subject to settlement under a plan of reorganization to be voted on by the creditors and approved by the Bankruptcy Court.

         As a result of extensive negotiations, the Company reached a compromise agreement with representatives of all of its major creditor constituencies, as well as the predecessor company's common stockholders. This compromise agreement was then incorporated into and became the Plan of Reorganization. On August 13, 1997, the Bankruptcy Court commenced a hearing that resulted in the entering of a court order confirming the Plan of Reorganization. The Plan of Reorganization subsequently became effective August 26, 1997 (the "Effective Date").

         Pursuant to the Plan of Reorganization, on the Effective Date, all outstanding shares of common stock and any options, warrants or other agreements requiring the issuance of any such stock were extinguished. The Plan of Reorganization was designed to repay all priority creditors in full on the Effective Date or thereafter as provided in the Plan of Reorganization and to repay secured creditors in full over time with interest. Allowed unsecured claims totaling approximately $85.2 million were canceled in exchange for $5.0 million of cash and 18.6 million shares of newly issued common stock, par value $.01 per share, of the reorganized successor company. An additional 400,000 shares of the newly issued common stock were issued to senior management. Consequently, a total of 19.0 million shares of newly issued common stock of the reorganized successor company were issued under the Plan of Reorganization. In addition, the Plan of Reorganization authorized the issuance of options to purchase up to 1,000,000 shares of the newly issued common stock of the reorganized successor company for purposes of providing incentives which will attract, retain and motivate highly competent persons as key employees of the reorganized successor company. The per-share exercise price of such options was determined by a committee appointed by the Board of Directors of the reorganized successor company.

3.       FRESH START REPORTING

         In accounting for the effects of the reorganization, the Company has adopted the fresh start reporting provisions of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), and reflected the effects of such adoption in the financial statements for the nine weeks from inception (August 26, 1997) to October 25, 1997. SOP 90-7 is applicable because the pre-reorganization shareholders received less than 50% of the reorganized company's newly issued common stock and the enterprise value of the assets of the reorganized successor company is less than the total of all prepetition allowed claims and post-petition liabilities.

         In adopting fresh start reporting, the Company, with the assistance of its financial advisors, was required to determine its enterprise value, which represents the fair value of the entity before considering its liabilities. The Company's enterprise value was determined to be within a range that centered around a point estimate of $75.0 million. The enterprise value of the Company was determined by consideration of several factors and reliance on various valuation methods, including discounted future cash flows, market comparables and price/earnings ratios. All of the valuations depended in large part upon the Company's projected future operating results and cash flows; such projections included assumptions as to anticipated sales and margins, marketing plans, operating expense levels and capital expenditure programs.

         The adjustments to reflect the adoption of fresh start reporting, including the adjustments to record assets and liabilities at their fair market values, have been reflected in the accompanying financial statements as of August 25, 1997 as fresh start adjustments. In addition, the reorganized successor company's opening balance sheet was further adjusted to eliminate existing equity and to reflect the aforementioned $75.0 million enterprise value, which includes the establishment of $5.9 million of reorganization value in excess of amounts allocable to identifiable assets ("Excess Reorganization Value"). The Excess Reorganization Value is being amortized using the straight-line method over a 15-year useful life. Accordingly, a vertical black line is shown in the financial statements to separate post-emergence operations from those prior to August 26, 1997, since they have not been prepared on a comparable basis.

         The effect of the Plan of Reorganization and fresh start reporting on the reorganized successor company's unaudited balance sheet as of August 26, 1997 is as shown on the following page ($ in thousands):

                                            Pre Fresh Start                                                       Post Fresh Start
                                             Balance Sheet      Extraordinary      Fresh Start                      Balance Sheet
                                            August 25, 1997       Gain (a)       Adjustments (b)     Other (c)     August 26, 1997
                                           -----------------   ---------------   ---------------   ------------   ----------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                  $         15,673    $           --    $           --    $        --    $        15,673
Accounts receivable                                   4,662                --              (219)            --              4,443
Merchandise inventories                              56,069                --              (800)            --             55,269
Prepaid expenses and other assets                     2,396                --               (50)            --              2,346
                                           -----------------   ---------------   ---------------   ------------   ---------------
      Total current assets                           78,800                --            (1,069)            --             77,731

PROPERTY AND EQUIPMENT, net                          15,605                --                --             --             15,605

EXCESS REORGANIZATION VALUE                              --                --                --          5,905              5,905
                                           -----------------   ---------------   ---------------   ------------   ---------------

TOTAL                                      $         94,405    $           --    $       (1,069)   $     5,905    $        99,241
                                           =================   ===============   ===============   ============   ===============

LIABILITIES AND STOCKHOLDERS'
   (DEFICIENCY) EQUITY

CURRENT LIABILITIES:
Trade accounts payable                     $         10,633    $           --    $          150    $        --    $        10,783
Accrued expenses and other current liabilities       12,068            11,146               300             --             23,514
Accrued reorganization expenses                       2,640            (2,640)               --             --                 --
                                           -----------------   ---------------   ---------------   ------------   ---------------
      Total current liabilities                      25,341             8,506               450             --             34,297
                                           -----------------   ---------------   ---------------   ------------   ---------------

OTHER LIABILITIES                                       450               640                --             --              1,090
                                           -----------------   ---------------   ---------------   ------------   ---------------

LIABILITIES SUBJECT TO SETTLEMENT
   UNDER REORGANIZATION
   PROCEEDINGS                                       91,683           (91,683)               --             --                 --
                                           -----------------   ---------------   ---------------   ------------   ---------------

STOCKHOLDERS' (DEFICIENCY) EQUITY:
Common stock:
   Class A, voting, $100 par value                    1,000                --                --         (1,000)                --
   Class A, non-voting, $100 par value                9,000                --                --         (9,000)                --
   $.01 par value, voting                                --               190                --             --                190
Additional paid-in capital                               --            63,664                --             --             63,664
Retained (deficit) equity                           (33,069)           18,683            (1,519)        15,905                 --
                                           -----------------   ---------------   ---------------   ------------   ---------------
      Total stockholders' (deficiency) equity       (23,069)           82,537            (1,519)         5,905             63,854
                                             ---------------    --------------    --------------    -----------    --------------

TOTAL                                      $         94,405    $           --    $       (1,069)   $     5,905    $        99,241
                                            ================    ==============    ==============    ===========    ==============


(a) To record the settlement of liabilities subject to settlement under the Plan of Reorganization (see Note 4).
(b) To record the adjustments to state assets and liabilities at fair value as of August 25, 1997.
(c) To record the adjustments to cancel old stock, to eliminate the cumulative deficit and to adjust assets to reflect the $75.0 million enterprise value.

         The following unaudited Pro Forma Statements of Operations reflect the financial results of the Company for the year ended January 25, 1997 and the thirty-nine weeks ended October 25, 1997 as if the Plan of Reorganization had been effective January 28, 1996 and January 26, 1997, respectively ($ in thousands):



                                                                           Thirty-Nine Weeks Ended October 25, 1997
                                                                           ----------------------------------------
                                                                  Historical (a)       Adjustments               Pro Forma
                                                                  --------------       -----------               ---------

SALES AND OTHER REVENUES                                         $        197,539    $          --            $      197,539
                                                                  ----------------    -------------            -------------

COSTS AND EXPENSES:
   Cost of goods sold                                                     131,283               --                   131,283
   Selling, administrative and other operating costs                       62,350               --                    62,350
   Depreciation and amortization                                            3,013              230    (b)              3,243
   Reorganization expense                                                   2,406           (2,406)   (c)                 --
                                                                 -----------------   --------------           --------------
      Total                                                               199,052           (2,176)                  196,876
                                                                 -----------------   --------------           --------------

OPERATING (LOSS) INCOME                                                    (1,513)           2,176                       663
INTEREST EXPENSE                                                               38               --                        38
                                                                 -----------------   --------------           --------------

(LOSS) INCOME BEFORE FRESH START ADJUSTMENTS,
   INCOME TAXES AND EXTRAORDINARY GAIN                                     (1,551)           2,176                       625
FRESH START ADJUSTMENTS                                                    (1,519)           1,519    (c)                 --
INCOME TAX BENEFIT                                                             --               --                        --
                                                                 -----------------   --------------            -------------

(LOSS) INCOME BEFORE EXTRAORDINARY GAIN                                    (3,070)           3,695                       625
EXTRAORDINARY GAIN                                                         18,683          (18,683)   (c)                 --
                                                                 -----------------   --------------           --------------

NET INCOME                                                       $         15,613    $     (14,988)           $          625
                                                                  ================    =============            =============


                                                                                  Year Ended January 25, 1997
                                                                                  ---------------------------
                                                                    Historical         Adjustments               Pro Forma
                                                                    ----------         -----------               ---------

SALES AND OTHER REVENUES                                         $        265,437    $          --            $      265,437
                                                                  ----------------    -------------            -------------

COSTS AND EXPENSES:
   Cost of goods sold                                                     178,542               --                   178,542
   Selling, administrative and other operating costs                       86,734               --                    86,734
   Depreciation and amortization                                            3,644              394    (b)              4,038
   Reorganization expense                                                  10,742          (10,742)   (c)                 --
   Impairment of assets                                                     3,043               --                     3,043
                                                                 -----------------   --------------           --------------
      Total                                                               282,705          (10,348)                  272,357
                                                                 -----------------   --------------           --------------

OPERATING (LOSS) INCOME                                                   (17,268)          10,348                    (6,920)
INCOME TAX BENEFIT                                                             48               --                        48
                                                                 -----------------    -------------           ---------------

NET LOSS                                                         $        (17,220)   $      10,348            $       (6,872)
                                                                  ================    =============            ==============



(a) Includes operating results for the nine weeks from inception (August 26, 1997) to October 25, 1997 for the reorganized successor company and for the thirty weeks ended August 25, 1997 for the predecessor company.
(b)   To record amortization of the Excess Reorganization Value.
(c)   To eliminate the fresh start adjustments and the reorganization expenses.

4.       EXTRAORDINARY GAIN

         The Plan of Reorganization resulted in the discharge of an estimated $85.5 million of prepetition claims against the Company through the distribution of $5.0 million in cash and the issuance of 18.6 million shares of new Common Stock. The value of the cash and securities distributed was less than the claims, resulting in an extraordinary gain of $18.7 million.

5.       LONG-TERM DEBT

         On August 26, 1997, the Company entered into an agreement with the CIT Group/Business Credit Inc., as agent, to provide financing to fund general corporate and working capital requirements and letters of credit through a $40 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility can be used, if necessary, to provide financing to fund general corporate and working capital needs, including letters of credit. The Revolving Credit Facility matures on August 25, 2000 and bears interest on direct borrowings, if any, at 0.375% over the prime rate, or at the Company's option, 2.25% over the Eurodollar rate. The Revolving Credit Facility is secured by generally all the assets of the Company. The Revolving Credit Facility also contains, among other things, restrictions on additional indebtedness, capital expenditures, payments of dividends and sale of assets and requires the Company to meet or maintain certain inventory balances and operating results.

6.       STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

         Net cash (used in) provided by operating activities includes the following cash payments and receipts ($ in thousands):


                                                         Reorganized
                                                      Successor Company                     Predecessor Company
                                                      -----------------                     -------------------
                                                       Nine Weeks from                                      Thirty-Nine
                                                          Inception                Thirty Weeks                Weeks
                                                      (August 26, 1997)                Ended                   Ended
                                                     to October 25, 1997          August 25, 1997        October 26, 1996
                                                 ---------------------------      ---------------        ----------------

         Interest paid                                       $24                        $14                      -
         Cash refunded for income taxes                      --                         --                     $412


         Reference is made to the analysis of the reorganized successor company's opening balance sheet at August 26, 1997 (see Note 3) for a complete description of the non-cash financing activities recorded upon emergence from Chapter 11 bankruptcy reorganization and the resultant adoption of fresh start reporting.

7.       INCOME TAXES

         As of January 25, 1997, the Company had federal income tax net operating loss ("NOL") carry-forwards of approximately $50 million. The amount of the NOL carryforwards along with the NOL for the thirty-nine weeks ended October 25, 1997, and certain other tax attributes available to the Company as of the Effective Date, will be reduced substantially, to approximately $31 million, as a result of the discharge and cancellation of various prepetition liabilities under the Plan of Reorganization. Tax attributes remaining after the application of cancellation of indebtedness rules would then be subject to limitation- on-utilization rules. The federal tax code imposes limitations on the utilization of tax attributes, such as NOL carryovers, after certain changes in the ownership of a loss company. The Company is a loss company. The income tax benefit, if any, resulting from any future realization of the NOL carryforwards will be credited to reorganization value in excess of amounts allocable to identifiable assets and then to additional paid-in capital.

8.       CONTINGENCIES

         The Company is involved in lawsuits related to a fiscal 1995 traffic accident involving a truck driven by an employee of the Company. In the accident occupants of a second vehicle were fatally injured and the driver of the truck was severely injured. While certain settlements (covered by insurance) have been reached with certain parties, there continues to exist outstanding litigation against the Company with respect to these matters. Management believes that it has meritorious defenses and adequate insurance coverage for the remaining claims.

         There are various other suits and claims against the Company that have arisen in the normal course of business, none of which, in the opinion of management, will have a material effect on the Company.

                                      * * *

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     WEINER'S STORES, INC.



Date:  January 26, 1998                              BY: /s/ Raymond J. Miller
                                                         ---------------------
                                                           RAYMOND J. MILLER
                                                        VICE PRESIDENT AND CHIEF
                                                           FINANCIAL OFFICER

                                  EXHIBIT INDEX

  Exhibit
     No.                    Description
  -------                   -----------

  2.1 Weiner's Stores, Inc.'s Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 24, 1997

  2.2 Modification of the Weiner's Stores, Inc.'s Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, made pursuant to the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, dated August 13, 1997

  3.1               Restated Certificate of Incorporation of the Company

  3.2               Restated Bylaws of the Company

  4.1 Registration Rights Agreement between the Company and Texas Commerce Bank N.A., dated August 26, 1997

  4.2               Form of Specimen Common Stock Certificate

  10.1              Weiner's Stores, Inc. 1997 Stock Incentive Plan

  10.2 Form of Incentive Stock Option Agreement between the Company and each of the eligible employees pursuant to Schedule A of the Stock Plan

  10.3 Form of Nonqualified Stock Option Agreement between the Company and each of the eligible employees pursuant to Schedule A of the Stock Plan

  10.4 Form of Restricted Stock Agreement between the Company and each of the named executive officers named on Schedule B to the Stock Plan

  10.5              Employment Agreement between the Company and Herbert R.
                    Douglas dated December 5, 1995

  10.6 Amendment, dated May 1, 1997, to Employment Agreement between the Company and Herbert R. Douglas

  10.7              Employment Agreement between the Company and Raymond J.
                    Miller dated February 24, 1995

  10.8 Amendment, dated April 7, 1995, to Employment Agreement between the Company and Raymond J. Miller

  10.9 Amendment, dated May 1, 1997, to Employment Agreement between the Company and Raymond J. Miller

  10.10             Employment Agreement between the Company and Jerome L.
                    Feller dated December 14, 1995

  10.11 Amendment, dated May 1, 1997, to Employment Agreement between the Company and Jerome L. Feller

  10.12 Severance Agreement between the Company and James L. Berens dated January 29, 1996, conformed as amended May 1, 1997

  10.13 Severance Agreement between the Company and Joseph J. Kassa dated February 5, 1996, conformed as amended May 1, 1997

  10.14 Credit Agreement among the Company, various Lending Institutions and The CIT Group/Business Credit, Inc., as Agent, dated August 26, 1997

  10.15             First Amendment, dated as of September 30, 1997, to the
                    Credit Agreement

  21.1              Subsidiaries of the Company

  27.1              Financial Data Schedule


                                        2